As filed with the Securities and Exchange Commission on April 15, 2013

Registration No. 333-167470

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-1

ON

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CYCLACEL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	91-1707622
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification Number)

200 Connell Drive, Suite 1500

Berkeley Heights, NJ 07922

(908) 517-7330

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Spiro Rombotis

President and Chief Executive Officer

Cyclacel Pharmaceuticals, Inc.

200 Connell Drive, Suite 1500

Berkeley Heights, NJ 07922

(908) 517-7330

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

With a copy to:

Joel I. Papernik, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, New York 10017

(212) 935-3000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(d) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

On June 11, 2010, the registrant filed a Registration Statement with the Securities and Exchange Commission (the “Commission”) on Form S-1 (Registration No. 333-167470), which was declared effective by the Commission on June 22, 2010 (as amended, the “Original Form S-1”), to register for resale or other disposition by the selling stockholder named in this prospectus up to 195,194 shares of the registrant’s common stock, $0.001 par value.

On May 16, 2011, the registrant filed a Post-Effective Amendment No. 1 to Form S-1 on Form S-3 to convert the Original Form S-1 into a Registration Statement on Form S-3, which was declared effective by the Commission on June 2, 2011 (as amended, the “Form S-3”).  On April 4, 2012, the registrant filed a Post-Effective Amendment No. 1 to Form S-3 on Form S-1 to convert such Form S-3 into a Registration Statement on Form S-1 (as amended, the “Form S-1”), which was declared effective by the Commission on June 2, 2012.

This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 is being filed by the registrant to convert such Form S-1 into a Registration Statement on Form S-3, and contains an updated prospectus relating to the offering and sale of the shares that were registered for resale on the Original Form S-1, the Form S-3 and the Form S-1.

All filing fees payable in connection with the registration of these securities were previously paid by the registrant in connection with the filing of the Original Form S-1.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April 15, 2013

PROSPECTUS

Relating to the Resale of up to

14,285 Shares of Common Stock, $0.001 Par Value

CYCLACEL PHARMACEUTICALS, INC.

This prospectus relates to the resale or other disposition from time to time of up to 14,285 shares of common stock, par value $0.001, by the selling stockholder identified herein, Kingsbridge Capital Limited, or Kingsbridge. The shares of common stock registered for resale or other disposition under this prospectus are up to 14,285 shares of our common stock that we may issue upon exercise of an amended and restated warrant we issued on November 24, 2009 to Kingsbridge at an exercise price of $9.80 per share and expiring on June 10, 2013.

The share amounts and prices included herein give effect to the one-for-7 reverse stock split of our common stock which became effective on August 24, 2012.

The shares may be sold or otherwise disposed of from time to time by the selling stockholder. All expenses of the registration incurred in connection herewith are being borne by us, but any brokers’ fees or commissions will be borne by the selling stockholder. We may receive proceeds upon the issuance of shares to Kingsbridge in connection with the exercise of the warrant by Kingsbridge.

Our common stock is listed on the NASDAQ Global Market under the symbol “CYCC.” On April 12, 2013, the last reported sale price for our common stock was $5.13 per share.

Investing in our securities involves significant risks. We strongly recommend that you read carefully the risks we describe in this prospectus and the risk factors that are incorporated by reference in this prospectus from our filings made with the Securities and Exchange Commission. See “Risk Factors” beginning on page 11 before deciding whether to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                             , 2013.

You should read this prospectus and the documents incorporated by reference carefully before you invest. Such documents contain important information you should consider when making your investment decision. See “Incorporation of Documents by Reference” on page 61. You should rely only on the information provided in this prospectus or documents incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risk factors on page 11 of this prospectus and in any prospectus supplements and in our most recent annual and quarterly filings with the SEC, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Our Business

We are a biopharmaceutical company dedicated to the development and commercialization of novel, mechanism-targeted drugs to treat human cancers and other serious diseases. We are focused on delivering leading edge therapeutic management of cancer patients based on a clinical development pipeline of novel drug candidates.

Clinical programs

Oncology Development Programs

Our clinical development priorities are focused on orally-available sapacitabine in the following indications:

•                  Acute Myeloid Leukemia, or AML, in the elderly;

•                  Myelodysplastic syndromes, or MDS; and

•                  Non-small cell lung cancer, or NSCLC.

The U.S. Food and Drug Administration, or FDA, and the European Medicines Agency, or EMA, have designated sapacitabine as an orphan drug for the treatment of both AML and MDS.

We are currently evaluating sapacitabine in a Phase 3 study being conducted under a Special Protocol Assessment, or SPA, with the FDA for the front-line treatment of AML in the elderly. We are also exploring sapacitabine in Phase 2 studies for MDS, NSCLC and chronic lymphocytic leukemia, or CLL, and in a Phase 1 study in solid tumors in combination with our own drug candidate, seliciclib.

In our second development program, we are evaluating cyclin dependent kinase, or CDK, inhibitors. CDKs are involved in cancer cell growth, metastatic spread and DNA damage repair. Seliciclib, our lead CDK inhibitor, selectively inhibits a spectrum of enzyme targets - CDK2/E, CDK2/A, CDK7 and CDK9 - that are central to the process of cell division and cell cycle control. In breast and lung tumors, overexpression of cyclin E is associated with poor prognosis and drug resistance. Resistant breast and lung tumor cell lines overexpressing cyclin E are resensitized to apoptotic cell killing by seliciclib. NSCLC cell lines with Ras-activating mutations, such as KRAS and NRAS, have been found to be sensitive to seliciclib-induced apoptosis. To date, seliciclib has been evaluated in approximately 450 patients in several Phase 1 and 2 studies and has shown signs of anti-cancer activity. We have retained worldwide rights to commercialize seliciclib. Seliciclib has completed a Phase 2B randomized study in third-line NSCLC and is currently undergoing a study in solid tumors in combination with our own drug candidate, sapacitabine.

Our second generation CDK inhibitor, CYC065, is a highly selective inhibitor of CDK’s targeting CDK -2, -5 and -9 enzymes. CYC065 has shown to have increased anti-proliferative potency and improved pharmaceutical properties compared to seliciclib. Investigational new drug (IND)-enabling studies with CYC065 are in progress supported by a $1.9 million grant from the UK Government’s Biomedical Catalyst.

In addition to these development programs, we have allocated limited resources, if the funds are available, to other programs allowing us to maintain and build on our core competency in cell cycle biology and related drug discovery. In our polo-like kinase, or Plk, inhibitor program, we have discovered potent and selective small molecule inhibitors of Plk1, a kinase active during cell division, targeting the mitotic phase of the cell cycle.  Plk was discovered by Professor David Glover, our Chief Scientist, and CYC116, an orally-available inhibitor of Aurora kinase, or AK, A and B and Vascular Endothelial Growth Factor Receptor 2, or VEGFR2, has completed a multicenter Phase 1 trial.

We also have a number of earlier stage programs for which limited or no resources will be allocated in the foreseeable future. For example, extensive preclinical data published by independent investigators evidence activity by our CDK inhibitors, including seliciclib, in various autoimmune and inflammatory diseases and conditions associated with aberrant cell proliferation including graft-versus-host disease, idiopathic pulmonary fibrosis, lupus nephritis, polycystic kidney disease and rheumatoid arthritis. In our GSK-3 inhibitor program, we have demonstrated evidence of activity in preclinical models of Type 2 Diabetes.

Sapacitabine

Sapacitabine (previously known as CYC682) is an orally-available nucleoside analogue. Both sapacitabine and CNDAC, its major metabolite, have demonstrated potent anti-tumor activity in preclinical studies. Sapacitabine is an orally-available prodrug of CNDAC, which is a novel nucleoside analog, or a compound with a structure similar to a nucleoside. A prodrug is a compound that has a therapeutic effect after it is metabolized within the body. CNDAC has a significantly longer residence time in the blood when it is produced in the body through metabolism of sapacitabine than when it is given directly. Sapacitabine acts through a novel mechanism whereby the compound interferes with DNA synthesis through the incorporation of CNDAC into DNA during replication or repair, triggering a b-elimination reaction and leading to the formation of SSBs, which can activate the G2 checkpoint transcription coupled nucleotide excision repair, or TC-NER. During subsequent rounds of replication, SSBs are converted to double-strand breaks (DSBs); these can be repaired by the homologous recombination repair (HRR) pathway, or, if unrepaired, result in cell death.

We are currently exploring sapacitabine in both hematological cancers and solid tumors and over 500 patients have received sapacitabine in Phase 1, 2 and 3 studies.

Hematological Cancers

Randomized Phase 3 pivotal trial, SEAMLESS, as a front-line treatment in elderly patients aged 70 years or older with newly diagnosed AML who are not candidates for intensive induction chemotherapy

The SEAMLESS study is being conducted under an SPA agreement that Cyclacel reached with the FDA. SEAMLESS builds on promising one year survival observed in elderly patients aged 70 years or older with newly diagnosed AML or AML in first relapse enrolled in a Phase 2 study of single agent sapacitabine.

The SEAMLESS study is chaired by Hagop M. Kantarjian, M.D., Chairman and Professor, Department of Leukemia, The University of Texas MD Anderson Cancer Center, Houston, Texas. SEAMLESS is a multicenter, randomized, Phase 3 study comparing two treatment arms. In Arm A, sapacitabine is administered in alternating cycles with decitabine and in Arm C decitabine is administered alone. The primary efficacy endpoint is overall survival and the study is designed to demonstrate an improvement in overall survival. Approximately 242 patients per arm, or a total of 485 patients from approximately 50 centers, will be enrolled. The SEAMLESS study is designed to have a 90% probability of detecting a 27.5% difference in overall survival and a prespecified interim analysis for futility will be performed and reviewed by the Data Safety Monitoring Board, or DSMB. In addition, the DSMB will periodically convene to review data for safety or efficacy from each approximately 100 patients enrolled.

In December 2012, the DSMB met and recommended that the study should continue as planned after reviewing available data from 119 randomized patients. The DSMB noted that no safety or efficacy concerns were identified. Results from an on-going, multicenter, Phase 1/2 clinical trial examining the safety and efficacy of oral sapacitabine administered sequentially with decitabine, the same treatment regimen as Arm A in SEAMLESS, was reported during a poster session at the 2012 American Society of Hematology, or ASH, Annual Meeting in Atlanta, Georgia. Forty-six patients were treated with alternating cycles of sapacitabine and decitabine. Median age was 77 years (range 70-90). Thirty-three patients (72%) were 75 years or older. Median overall survival was 238 days, or approximately 8 months. The number of patients still alive at 3 months was 38 (83%), at 6 months 30 (65%), at 12 months 16 (35%) and at 18 months 12 (26%). Sixteen patients (35%) survived 1 year or longer. Among 33 patients who were 75 years or older, median overall survival was 263 days, or approximately 9 months, and 1-year survival was 36%. Nineteen patients (41%) responded with 10 complete responses (CRs), 4 partial responses (PRs) and 5 major hematological improvements (HIs). Median time to response was 2 cycles, i.e., one cycle of decitabine and one cycle of sapacitabine (range 1-10). Twenty-seven patients (59%) received 5 or more cycles of treatment. Two dose-limiting toxicities (DLT) were observed (lung infection/sepsis, typhlitis). Thirty-day mortality from all causes was 4%. Sixty-day mortality from all causes was 13% with one death from typhlitis considered to be possibly related to decitabine by investigator assessment.

Phase 2 randomized clinical trial in elderly patients with AML previously untreated or in first relapse

In December 2007, we initiated an open-label, multicenter, randomized Phase 2 clinical trial of oral sapacitabine in 60 elderly patients with AML aged 70 or older who are previously untreated or in first relapse. The Phase 2 study, led by Dr. Kantarjian, had a primary endpoint of 1-year survival rate of three dosing schedules of sapacitabine in elderly patients with previously untreated or first relapsed AML. Secondary objectives were to assess complete remission, or CR, partial remission, or PR, duration of CR or CRp, or major hematological improvement and their corresponding durations, transfusion requirements, number of hospitalized days and safety. The study uses a selection design with the objective of identifying a dosing schedule among three different arms, A. 200 mg twice daily for seven days every 3-4 weeks, B. 300 mg twice daily for seven days every 3-4 weeks, and C. 400 mg twice daily for three days per week for two weeks every 3-4 weeks, which produces a better one year survival rate in the event that all three dosing schedules are active.

In November 2012, the results from the Phase 2 study were published in The Lancet Oncology, demonstrating the safety and efficacy of sapacitabine in this patient population. The Phase 2 study enrolled and treated between December 27, 2007 and April 21, 2009, a total of 105 patients aged 70 years or above with untreated or first relapse AML. The median age of patients was 77 years (range 70—91). The group was comprised of a randomized cohort of 60 patients and an expanded, non-randomly assigned cohort enrolling a further 45 patients. Of the 105 patients, 86 were previously untreated and 19 in first relapse. Approximately 50% of patients had AML de novo and 50% had AML preceded by antecedent hematological disorder (AHD), such as MDS or myeloproliferative disease, or treatment-related AML. All but one enrolled patients had intermediate or unfavorable cytogenetics. The randomized cohort of patients were randomly assigned to one of three dosing schedules: 200 mg twice a day for 7 days (group A); 300 mg twice a day for 7 days (group B); and 400 mg twice a day for 3 days each week for 2 weeks (group C). All schedules were given in 28 day cycles. The 3-day dosing schedule in group C was selected for further clinical development in elderly patients with untreated AML. This decision was based on the schedule’s overall efficacy profile, which included a 1-year survival rate of 30%, median overall survival of 213 days and durable complete remissions (CRs) in 25% of patients. The median overall survival of patients from all groups who achieved CR was 525 days (95% C.I. 192—798). The most common grade 3—4 adverse events regardless of causality were anemia, neutropenia, thrombocytopenia, febrile neutropenia and pneumonia. Seven deaths were thought to be probably or possibly related to sapacitabine treatment. Approximately 31% of all patients received sapacitabine for at least 4 cycles.

Randomized Phase 2 clinical trial in older patients with MDS as a second-line treatment

In September 2008, we advanced sapacitabine into an open-label, multi-center, randomized Phase 2 trial as a second-line treatment in patients aged 60 or older with intermediate-2 or high-risk MDS after treatment failure of front-line hypomethylating agents, such as azacitidine and/or decitabine. The Phase 2 study randomized 63 patients aged 60 years or older with MDS of intermediate-2 (n=52) or high-risk (n=11) classification by the International Prognostic Scoring System (IPSS) at study entry to receive sapacitabine every 4 weeks on one of 3 dosing schedules: 200 mg twice daily for 7 days (Arm G), 300 mg once daily for 7 days (Arm H), or 100 mg once daily for 5 days per week for 2 weeks (Arm I). The primary efficacy endpoint of the study is 1-year survival with the objective of identifying a dosing schedule that produces a better 1-year survival rate in the event that all three dosing schedules are active. All patients in the study progressed after receiving azacitidine, decitabine, or both agents. Secondary objectives are to assess the number of patients who have achieved CR or CRp, PR, hematological improvement and their corresponding durations, transfusion requirements, number of hospitalization days and safety.

In October 2012, at The Eighth Annual Hematologic Malignancies 2012 Conference, we reported updated data from the ongoing Phase 2 trial. Median overall survival to date for all 63 patients in the study was 252 days or approximately 8 months. Median overall survival for 41 out of 63 patients with 10% or more blasts in their bone marrow was 274 days or approximately 9 months. Updated median survival for all three arms was 252 days (approximately 8 months). The median survival for each arm is 291 days (approximately 10 months) for Arm G, 274 days (approximately 9 months) for Arm H, and 227 days (approximately 8 months) for Arm I. Twenty-seven percent of all patients received 6 or more cycles. Twenty-two percent of patients were still alive and longer follow-up is needed to assess 1-year survival and overall survival of each arm.

Median survival for patients with intermediate-2 or high-risk disease, as defined by the International Prognostic Scoring System (IPSS), is 4.3 to 5.6 months as reported in literature. Patients with high IPSS scores also have a high probability of experiencing transformation of their MDS into AML, an aggressive form of blood cancer with typically poor survival.

Solid Tumors

Phase 2 clinical trial in patients with NSCLC

We are evaluating sapacitabine in patients in a Phase 2, open label, single arm, multicenter, clinical trial in patients with NSCLC who have had one prior chemotherapy. This study builds on the observation of prolonged stable disease of four months or longer experienced by heavily pretreated NSCLC patients involved in two Phase 1 studies of sapacitabine. The multicenter Phase 2 trial is led by Philip D. Bonomi, M.D., at Rush University Medical Center, Chicago. The primary objective of the study is to evaluate the rate of response and stable disease in patients with previously treated NSCLC. Secondary objectives are to assess progression-free survival, duration of response, duration of stable disease, one year survival, overall survival and safety.

Forty-eight patients have been treated with two dosing schedules, either twice daily or once a day. In the twice daily schedule 15 patients were treated with escalating doses. The recommended Phase 2 dose was reached at 75 mg twice daily for 5 days per week for 2 weeks every 3 weeks. Among 12 patients treated at this recommended Phase 2 dose, 4 achieved stable disease. All 4 responders had at least 2 prior therapies and have been discontinued from the study. Responders received an average of 7 treatment cycles.

In the once daily schedule, 33 patients were treated with escalating doses. Maximum tolerated dose has not been reached at the upper limit of the dosing range as per protocol. Patients are currently being entered into the 200 mg once daily dosing level for 5 days per week for 2 weeks every 3 weeks. Among 25 patients treated with daily doses ranging from 100 mg to 175 mg, two patients achieved PR and 10 stable disease. The two PR responders had 3 or 4 prior therapies, respectively, and one remains on study. Among the 10 stable disease responders, 9 had at least 2 prior therapies and 2 remain on study. Responders received an average of 10 treatment cycles.

Phase 1 clinical trial of sapacitabine and seliciclib in patients with advanced cancers

In an open label Phase 1, single-arm dose escalation study, sapacitabine and seliciclib were administered sequentially in patients with incurable advanced solid tumors unresponsive to conventional treatment or for which no effective therapy exists. Sapacitabine was dosed twice daily for 7 days (Day 1-7) and seliciclib twice daily for 3 days (Day 8-11). One treatment cycle is three weeks. At least 3 patients were enrolled at each escalating dose level. The first tumor imaging study is conducted after 2 cycles of treatment and every 3 cycles thereafter. The primary objective of the study is to determine the maximum tolerated dose, or MTD, and recommended Phase 2 dosing schedule of sapacitabine and seliciclib administered sequentially. The secondary objective was to evaluate the antitumor activity of sequential treatment and to explore the pharmacodynamic effect of this treatment in skin and peripheral blood mononuclear cells. We reported at the 2012 American Society of Clinical Oncology Annual Meeting that 34 heavily-pretreated patients with advanced solid tumors had been treated with escalating doses. The MTD for sequential administration of sapacitabine and seliciclib was reported as sapacitabine 50 mg twice daily followed by seliciclib 1200 mg twice daily. Pharmacodynamic effects of sapacitabine and seliciclib were observed in skin biopsies showing a 2.3-fold increase in H2AX staining post-sapacitabine and a further 0.58-fold increase post-seliciclib.

Among 19 patients treated at the MTD, 3 partial responses (PR) occurred in patients with breast, ovarian and pancreatic cancer and 1 stable disease in a patient with ovarian cancer. Thirteen out of the 19 patients are BRCA-mutation carriers, in their germ line. . Stable disease was achieved in 6 additional patients treated with the other dosing schedules. The number of treatment cycles administered ranges from 2 to over 15 cycles. The breast cancer patient who achieved PR remains on study with over 15 cycles and both ovarian cancer patients remain on study with over 2 and 12 cycles, respectively.

BRCA1 and BRCA2, or breast cancer susceptibility genes, are tumor suppressor genes that help ensure the stability of DNA, the cell’s genetic material, and help prevent uncontrolled cell growth. Genetic testing for BRCA-status is routinely available. BRCA mutation has been linked to predisposition to breast and ovarian cancer. According to the US National Cancer Institute, during her life time a woman has a 60% chance of developing breast cancer and 15-40% chance of developing ovarian cancer if she inherits a harmful BRCA mutation. These risks are 5 times and over 10 times more likely than for women without the mutation, respectively.

Orphan Designation

European Union

During May 2008, we received designation from the EMA for sapacitabine as an orphan medicine in two separate indications: AML and MDS. The EMA’s Committee for Orphan Medicinal Products, or COMP, adopted a positive opinion on our application to designate sapacitabine as an orphan medicinal product for the indications of AML and MDS. The objective of European orphan medicines legislation is to stimulate research and development of medicinal products for rare diseases by providing incentives to industry. An orphan designation in the European Union confers a range of benefits to sponsor companies including market exclusivity for a period of 10 years, EMA scientific advice on protocol development, direct access to the centralized procedure for review of marketing authorizations, EMA fee reductions and eligibility for grant support from European agencies.

United States

In June 2010, we announced that the FDA granted orphan drug designation to our sapacitabine product candidate for the treatment of both AML and MDS. An orphan designation in the United States confers a range of benefits to sponsor companies, including market exclusivity for a period of seven years from the date of drug approval, the opportunity to apply for grant funding from the United States government to defray costs of clinical trial expenses, tax credits for clinical research expenses and a potential waiver of the FDA’s application user fee. Orphan status is granted by the FDA to promote the development of new drug therapies for the treatment of diseases that affect fewer than 200,000 individuals in the United States.

Seliciclib

Although our current clinical development priorities are focused on sapacitabine only, our second drug candidate, seliciclib, is a novel, first-in-class, orally-available, CDK inhibitor. The compound selectively inhibits a spectrum of enzyme targets - CDK2, CDK5, CDK7 and CDK9 - that are central to the process of cell division and cell cycle control. The target profile of seliciclib is differentiated from the published target profile of other CDK inhibitors. Its selectivity is differentiated by recent publications by independent investigators which showed that seliciclib (i) is more active against NSCLC cells with K-Ras or N-Ras mutations than those with wild type Ras and (ii) overcomes resistance to letrozole (Femara®) in breast cancer cells caused by a particular form of cyclin E in complex with CDK2. Preclinical studies have shown that the drug works by inducing cell apoptosis, or cell suicide, in multiple phases of the cell cycle. To date, seliciclib has been evaluated in approximately 450 patients in several Phase 1 and 2 studies and has shown signs of anti-cancer activity. We have retained worldwide rights to commercialize seliciclib.

Phase 2 clinical trial in patients with NSCLC

Four Phase 2 trials have been conducted in cancer patients to evaluate the tolerability and antitumor activities of seliciclib alone or in combination with standard chemotherapies used in the treatment of advanced NSCLC or breast cancer. Interim data from two Phase 2 open-label studies of a total of 52 patients with NSCLC, suggests that seliciclib treatment neither aggravated the known toxicities of standard first and second-line chemotherapies nor appeared to cause unexpected toxicities, although these trials were not designed to provide statistically significant comparison.

On December 21, 2010, we announced topline results from APPRAISE, our Phase 2b, randomized discontinuation, double-blinded, placebo-controlled, study of oral seliciclib capsules as a third line or later treatment in patients with NSCLC. APPRAISE was led by Chandra P. Belani, M.D. at Milton S. Hershey Medical Center, Penn State University. Topline results, after unblinding the treatment assignment among randomized patients, showed that there was no difference between the seliciclib and placebo arms in terms of progression free survival, or PFS, (48 versus 53 days respectively) but an increase in median overall survival, or OS, was observed favoring the seliciclib arm over the placebo arm (388 versus 218 days respectively). A total of 187 patients from 21 centers in the United States were entered in the study after having progressed on at least two prior therapeutic regimens for their NSCLC. Of these, 53 (28%) were randomized, 27 on seliciclib and 26 on placebo. Forty-five out of 53 randomized patients (85%) received 3 or more prior therapies and 45 out of 53 randomized patients (85%) previously received at least one EGFR inhibitor drug (22 on seliciclib and 23 on placebo). Fourteen patients were crossed-over to the seliciclib arm after their cancer progressed while they were receiving placebo. Study data demonstrated seliciclib to be safe at the administered dose. There was no difference between the seliciclib and placebo arms in terms of PFS of 48 days on the seliciclib arm versus 53 days on the placebo arm. However an increase in median overall survival was observed of 388 days on the seliciclib arm versus 218 days on the placebo arm.

Published pre-clinical work indicated that K-Ras mutational status, cyclin D1 and cyclin E1 protein levels correlated strongly with tumor sensitivity towards seliciclib. In order to explore this possible molecular rationale for the difference in OS, we retrospectively collected and analyzed available biopsy samples from APPRAISE patients who granted informed consent. As only 30 patient samples were available from the 152 APPRAISE patients who gave consent, results of the retrospective analysis were insufficient to allow meaningful correlation. A new prospectively designed study is required to test the hypothesis that these biomarkers can predict therapeutic effect of seliciclib in patients with advanced stage NSCLC.

Phase 2 clinical trials in patients with NPC

In November 2007, we commenced a Phase 2 multicenter, international, blinded randomized study of oral seliciclib as a single agent in patients with nasopharyngeal cancer , or NPC. The primary objective is to evaluate 6-month progression free survival, or PFS, of two dosing schedules of seliciclib in approximately 75 patients with previously treated NPC. Secondary objectives are OS, response rate, response duration, safety and tolerability. The first part of the study is designed to confirm safety and tolerability of 400 mg twice a day for four days per week or 800 mg once a day for four days per week of seliciclib. It is open to approximately 12 to 24 patients with advanced solid tumors as well as patients with NPC. The second part of the study, which is dependent on clinical data from the lead-in phase and available resources to fund the study, is designed to detect major differences between the two dosing schedules of seliciclib and a placebo group in terms of 6-month PFS in approximately 51 patients.

In May 2009, at the ASCO annual meeting, we reported interim data from the lead-in portion of the Phase 2 study which demonstrated that oral seliciclib could be safely administered in two dosing schedules which were well tolerated and met the criteria for proceeding to the randomized stage of the study. Seliciclib treatment resulted in prolonged stable disease in 70% of previously-treated NPC patients, including 3 with stable disease lasting longer than 8 months, suggesting seliciclib inhibits tumor growth in NPC. The data support further clinical development of oral seliciclib in NPC.

CYC065

CYC065 is a highly-selective, orally-available, 2nd generation inhibitor of CDK -2, -5 and -9; enzyme complexes that play pivotal roles in cancer cell growth, metastatic spread and DNA damage repair. CYC065 causes apoptotic cell death of cancer cells at sub-micromolar and antitumor efficacy has been achieved in vivo with once a day oral dosing at well tolerated doses. CYC065 has been shown to target key components of leukemogenic and survival pathways in acute leukemias, including the MCL1 anti-apoptotic protein, and also transcription, driven by the rearranged mixed lineage leukemia gene. Strong preclinical data supports expansion into solid tumor indications which overexpress cyclin E or CDK5 such as trastuzumab resistant breast cancer and metastatic pancreatic cancer. CYC065 is currently in IND-directed preclinical development.

In addition CYC065 was shown to have preclinical efficacy in proliferative kidney disease models (Cyclacel data on file). Cyclacel discovered CYC065 and other novel CDK inhibitors in collaboration with the Cancer Research UK Centre for Cancer Therapeutics at The Institute of Cancer Research.

Plk inhibitors

In our Plk inhibitor program, CYC140, we have discovered potent and selective small molecule inhibitors of Plk1, a kinase active during cell division, targeting the mitotic phase of the cell cycle. At the 2012 Annual Meeting of the AACR we reported on one of these compounds selected for further preclinical development. In a panel of esophageal cancer cell lines, sensitivity to CYC140 correlated with p53 status. Esophageal cell lines lacking functional p53 showed the greatest sensitivity to Compound 4. Short drug exposure times demonstrated differential sensitivity between cancerous esophageal cells versus control, outlining the potential broad therapeutic index for Compound 4 in treating esophageal cancers, and in particular those with non-functional p53. Status of p53 could be used as a predictive biomarker in clinical trials to identify responders. Plk was discovered by Professor David Glover, our Chief Scientist.

Aurora kinase inhibitors

Aurora kinases, or AK, are a family of serine/threonine protein kinases discovered by Professor David Glover, our Chief Scientist, which are only expressed in actively dividing cells and are crucial for the process of cell division, or mitosis. These proteins, which have been found to be over-expressed in many types of cancer, have generated significant scientific and commercial interest as cancer drug targets. VEGFR2 is a receptor protein that plays a key regulatory role in the angiogenesis pathway, or blood vessel formation. VEGFR is targeted by recently approved drugs such as bevacizumab and sorafenib indicated for the treatment of several solid cancers, such as breast, colorectal, kidney, liver and lung. At the Annual Meeting of the AACR 2012 we reported that collaborators testing of the activity of CYC3, our novel Aurora Kinase A specific inhibitor, in pancreatic cancer cell lines. They reported that CYC3 suppresses pancreatic cancer cell growth, inducing mitotic arrest and apoptosis. CYC3 was also shown to act synergistically against pancreatic cancer cell lines in combination with paclitaxel at a 10-fold lower dose resulting in comparable anti-proliferative activity to standard paclitaxel dosing. As myelosuppression is associated with paclitaxel administration, the CYC3/low-dose paclitaxel combination was compared with high-dose paclitaxel in an in vitro granulocyte and macrophage assay in which the CYC3/low-dose paclitaxel combination displayed less myelotoxicity. They reported that the combination merits further investigation and has the potential for improved therapeutic index in vivo. In June 2007, we initiated and completed a multicenter Phase 1 pharmacologic clinical trial of CYC116, an orally-available inhibitor of Aurora kinase A and B and VEGFR2, in patients with advanced solid tumors. Further work on this program will be undertaken if we have a sufficient level of resources available to direct to the program. We have retained worldwide rights to commercialize CYC116 and our other Aurora kinase inhibitors.

Non-oncology Programs

Cell Cycle Inhibitors in Autoimmune & Inflammatory Diseases

Preclinical results from several independent investigators suggest that cell cycle inhibitors such as seliciclib and its backup molecules arrest the progress of the cell cycle and may have therapeutic benefit in the treatment of patients with autoimmune and inflammatory diseases as well as in diseases characterized by uncontrolled cell proliferation. Published data indicate potential benefit in graft-versus-host disease, idiopathic pulmonary fibrosis, glomerulonephritis, lupus nephritis, polycystic kidney disease and rheumatoid arthritis.

Corporate Information

Our corporate headquarters are located at 200 Connell Drive, Suite 1500, Berkeley Heights, New Jersey, 07922, and our telephone number is (908) 517-7330. This is also where our marketing, medical and regulatory functions are located. Our research facility is located in Dundee, Scotland, which is also the center of our translational work and development programs.

THE OFFERING

Common stock covered hereby	Up to 14,285 shares of our common stock to be offered for resale by the selling stockholder following issuance upon exercise of the amended and restated warrant.

Common stock outstanding as of April 12, 2013	10,831,779 shares

Use of proceeds

We may receive proceeds in connection with the exercise of the amended and restated warrant, if and when exercised by Kingsbridge. However, we cannot predict the timing or the amount of the exercise of this warrant. Any proceeds we may receive will be used by us for general corporate purposes, including capital expenditures, the advancement of our drug candidates in clinical trials, such as our “SEAMLESS” pivotal Phase 3 trial of oral sapacitabine, and to meet working capital needs. The amounts and timing of the expenditures will depend on numerous factors, such as the timing and progress of our clinical trials and research and development efforts, technological advances and the competitive environment for our drug candidates. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used, although we currently are not planning or negotiating any such transactions. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the exercise of the warrant by Kingsbridge. Accordingly, we will retain broad discretion over the use of these proceeds, if any.

Risk factors	The shares of common stock offered hereby involve a high degree of risk. See “Risk Factors” beginning on page 11.

Dividend policy	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends on our common stock.

Trading Symbol	Our common stock currently trades on the NASDAQ Global Market under the symbol “CYCC.”

RISK FACTORS

In analyzing our company, you should consider carefully the following risk factors, together with all of the other information included in this Annual Report on Form 10-K. Factors that could cause or contribute to differences in our actual results include those discussed in the following subsection, as well as those discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere throughout this Annual Report on Form 10-K. Each of the following risk factors, either alone or taken together, could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our company.

We have grouped risks into several categories in order of their potential impact on our results of operations, financial condition, and cash flows.

Risks Associated with Development and Commercialization of Our Drug Candidates

Clinical trial designs that were discussed with the authorities prior to their commencement may subsequently be considered insufficient for approval at the time of application for regulatory approval. Thus, our SPA regarding our SEAMLESS trial does not guarantee marketing approval or approval of our sapacitabine oral capsules for the treatment of AML.

On September 13, 2010, and as amended on October 11, 2011, we reached agreement with the FDA regarding an SPA on the design of a pivotal Phase 3 trial for our sapacitabine oral capsules as a front-line treatment in elderly patients aged 70 years or older with newly diagnosed AML, who are not candidates for intensive induction chemotherapy, or the SEAMLESS trial. An SPA provides trial sponsors with an agreement from the FDA that the design and analysis of the trial adequately address objectives in support of a submission for a marketing application if the trial is performed according to the SPA. The SPA may only be changed through a written agreement between the sponsor and the FDA or if the FDA becomes aware of a substantial scientific issue essential to product efficacy or safety. In January 2011, we opened enrollment in the lead-in portion of the SEAMLESS trial and in October 2011, we opened enrollment in the randomized portion of the trial.

An SPA, however, neither guarantees approval nor provides any assurance that a marketing application would be approved by the FDA. There are companies that have been granted SPAs but have ultimately failed to obtain final approval to market their drugs. The FDA may revise previous guidance or decide to ignore previous guidance at any time during the course of clinical activities or after the completion of clinical trials. The FDA may raise issues relating to, among other things, safety, study conduct, bias, deviation from the protocol, statistical power, patient completion rates, changes in scientific or medical parameters or internal inconsistencies in the data prior to making its final decision. The FDA may also seek the guidance of an outside advisory committee prior to making its final decision. Even with successful clinical safety and efficacy data, including such data from a clinical trial conducted pursuant to an SPA, we may be required to conduct additional, expensive clinical trials to obtain regulatory approval.

If we fail to enter into and maintain successful strategic alliances for our drug candidates, we may have to reduce or delay our drug candidate development or increase our expenditures.

An important element of our strategy for developing, manufacturing and commercializing our drug candidates is entering into strategic alliances with pharmaceutical companies or other industry participants to advance our programs and enable us to maintain our financial and operational capacity.

We face significant competition in seeking appropriate alliances. We may not be able to negotiate alliances on acceptable terms, if at all. In addition, these alliances may be unsuccessful. If we fail to create and maintain suitable alliances, we may have to limit the size or scope of, or delay, one or more of our drug development or research programs. If we elect to fund drug development or research programs on our own, we will have to increase our expenditures and will need to obtain additional funding, which may be unavailable or available only on unfavorable terms.

Clinical trials are expensive, time consuming, subject to delay and may be required to continue beyond our available funding and we cannot be certain that we will be able to raise sufficient funds to complete the development and commercialize any of our product candidates currently in clinical development, should they succeed.

Clinical trials are expensive, complex, can take many years to conduct and may have uncertain outcomes. We estimate that clinical trials of our most advanced drug candidates may be required to continue beyond our available funding and may take several more years to complete. The designs used in some of our trials have not been used widely by other pharmaceutical companies. Failure can occur at any stage of the testing and we may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent commercialization of our current or future drug candidates, including but not limited to:

•                  delays in securing clinical investigators or trial sites for our clinical trials;

•                  delays in obtaining IRB and other regulatory approvals to commence a clinical trial;

•                  slower than anticipated rates of patient recruitment and enrollment, or not reaching the targeted number of patients because of competition for patients from other trials, or if there is limited or no availability of coverage, reimbursement and adequate payment from health maintenance organizations and other third party payors for the use of agents used in our clinical trials, such as decitabine in SEAMLESS, or other reasons;

•                  negative or inconclusive results from clinical trials;

•                  unforeseen safety issues;

•                  uncertain dosing issues may or may not be related to suboptimal pharmacokinetic and pharmacodynamics behaviors;

•                  approval and introduction of new therapies or changes in standards of practice or regulatory guidance that render our clinical trial endpoints or the targeting of our proposed indications obsolete;

•                  inability to monitor patients adequately during or after treatment or problems with investigator or patient compliance with the trial protocols;

•                  inability to replicate in large controlled studies safety and efficacy data obtained from a limited number of patients in uncontrolled trials;

•                  inability or unwillingness of medical investigators to follow our clinical protocols; and

•                  unavailability of clinical trial supplies.

If we suffer any significant delays, setbacks or negative results in, or termination of, our clinical trials, we may be unable to continue development of our drug candidates or generate revenue and our development costs could increase significantly. Adverse events have been observed in our clinical trials and may force us to stop development of our product candidates or prevent regulatory approval of our product candidates.

Adverse or inconclusive results from our clinical trials may substantially delay, or halt entirely, any further development of our drug candidates. Many companies have failed to demonstrate the safety or effectiveness of drug candidates in later stage clinical trials notwithstanding favorable results in early stage clinical trials. Previously unforeseen and unacceptable side effects could interrupt, delay or halt clinical trials of our drug candidates and could result in the FDA or other regulatory authorities denying approval of our drug candidates. We will need to demonstrate safety and efficacy for specific indications of use, and monitor safety and compliance with clinical trial protocols throughout the development process. To date, long-term safety and efficacy has not been demonstrated in clinical trials for any of our drug candidates. Toxicity and “serious adverse events” as defined in trial protocols have been noted in preclinical and clinical trials involving certain of our drug candidates. For example, neutropenia and gastro-intestinal toxicity were observed in patients receiving sapacitabine and elevations of liver enzymes and decrease in potassium levels have been observed in patients receiving seliciclib.

In addition, we may pursue clinical trials for sapacitabine and seliciclib in more than one indication. There is a risk that severe toxicity observed in a trial for one indication could result in the delay or suspension of all trials involving the same drug candidate. Even if we believe the data collected from clinical trials of our drug candidates are promising with respect to safety and efficacy, such data may not be deemed sufficient by regulatory authorities to warrant product approval. Clinical data can be interpreted in different ways. Regulatory officials could interpret such data in different ways than we do which could delay, limit or prevent regulatory approval. The FDA, other regulatory authorities or we may suspend or terminate clinical trials at any time. Any failure or significant delay in completing clinical trials for our drug candidates, or in receiving regulatory approval for the commercialization of our drug candidates, may severely harm our business and reputation.

We are making use of biomarkers, which are not scientifically validated, and our reliance on biomarker data may thus lead us to direct our resources inefficiently.

We are making use of biomarkers in an effort to facilitate our drug development and to optimize our clinical trials. Biomarkers are proteins or other substances whose presence in the blood can serve as an indicator of specific cell processes. We believe that these biological markers serve a useful purpose in helping us to evaluate whether our drug candidates are having their intended effects through their assumed mechanisms, and thus enable us to identify more promising drug candidates at an early stage and to direct our resources efficiently. We also believe that biomarkers may eventually allow us to improve patient selection in connection with clinical trials and monitor patient compliance with trial protocols.

For most purposes, however, biomarkers have not been scientifically validated. If our understanding and use of biomarkers is inaccurate or flawed, or if our reliance on them is otherwise misplaced, then we will not only fail to realize any benefits from using biomarkers, but may also be led to invest time and financial resources inefficiently in attempting to develop inappropriate drug candidates. Moreover, although the FDA has issued for comment a draft guidance document on the potential use of biomarker data in clinical development, such data are not currently accepted by the FDA or other regulatory agencies in the United States, the European Union or elsewhere in applications for regulatory approval of drug candidates and there is no guarantee that such data will ever be accepted by the relevant authorities in this connection. Our biomarker data should not be interpreted as evidence of efficacy.

Due to our reliance on contract research organizations or other third parties to conduct clinical trials, we may be unable to directly control the timing, conduct and expense of our clinical trials.

We do not have the ability to independently conduct clinical trials required to obtain regulatory approvals for our drug candidates. We must rely on third parties, such as contract research organizations, data management companies, contract clinical research associates, medical institutions, clinical investigators and contract laboratories to conduct our clinical trials. In addition, we rely on third parties to assist with our preclinical development of drug candidates. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if the third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our preclinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our drug candidates.

To the extent we are able to enter into collaborative arrangements or strategic alliances, we will be exposed to risks related to those collaborations and alliances.

Although we are not currently party to any collaboration arrangement or strategic alliance that is material to our business, in the future we expect to be dependent upon collaborative arrangements or strategic alliances to complete the development and commercialization of some of our drug candidates particularly after the Phase 2 stage of clinical testing. These arrangements may place the development of our drug candidates outside our control, may require us to relinquish important rights or may otherwise be on terms unfavorable to us.

Dependence on collaborative arrangements or strategic alliances will subject us to a number of risks, including the risk that:

•                  we may not be able to control the amount and timing of resources that our collaborators may devote to the drug candidates;

•                  our collaborators may experience financial difficulties;

•                  we may be required to relinquish important rights such a marketing and distribution rights;

•                  business combinations or significant changes in a collaborator’s business strategy may also adversely affect a collaborator’s willingness or ability to complete our obligations under any arrangement;

•                  a collaborator could independently move forward with a competing drug candidate developed either independently or in collaboration with others, including our competitors; and

•                  collaborative arrangements are often terminated or allowed to expire, which would delay the development and may increase the cost of developing our drug candidates.

We have no manufacturing capacity and will rely on third party manufacturers for the late stage development and commercialization of any drugs or devices we may develop or sell.

We do not currently operate manufacturing facilities for clinical or commercial production of our drug candidates under development. With respect to the ALIGN products, we relied on Sinclair to manufacture our commercial products until the agreement with Sinclair was terminated on September 30, 2012. We currently lack the resources or the capacity to manufacture any of our products on a clinical or commercial scale. We anticipate future reliance on a limited number of third party manufacturers until we are able, or decide to, expand our operations to include manufacturing capacities. If the FDA or other regulatory agencies approve any of our drug candidates for commercial sale, or if we significantly expand our clinical trials, we will need to manufacture them in larger quantities and will be required to secure alternative third-party suppliers to our current suppliers. To date, our drug candidates have been manufactured in small quantities for preclinical testing and clinical trials and we may not be able to successfully increase the manufacturing capacity, whether in collaboration with our current or future third-party manufacturers or on our own, for any of our drug candidates in a timely or economic manner, or at all. Significant scale-up of manufacturing may require additional validation studies, which the FDA and other regulatory bodies must review and approve. If we are unable to successfully increase the manufacturing capacity for a drug candidate whether for late stage clinical trials or for commercial sale or are unable to secure alternative third-party suppliers to our current suppliers, the drug development, regulatory approval or commercial launch of any related drugs may be delayed or blocked or there may be a shortage in supply. Even if any third party manufacturer makes improvements in the manufacturing process for our drug candidates, we may not own, or may have to share, the intellectual property rights to such innovation. Any performance failure on the part of manufacturers could delay late stage clinical development or regulatory approval of our drug, the commercialization of our drugs or our ability to sell our commercial products, producing additional losses and depriving us of potential product revenues.

As we evolve from a company primarily involved in discovery and development to one also involved in the commercialization of drugs and devices, we may encounter difficulties in managing our growth and expanding our operations successfully.

In order to execute our business strategy, we will need to expand our development, control and regulatory capabilities and develop financial, manufacturing, marketing and sales capabilities or contract with third parties to provide these capabilities for us. If our operations expand, we expect that we will need to manage additional relationships with various collaborative partners, suppliers and other third parties. Our ability to manage our operations and any growth will require us to make appropriate changes and upgrades, as necessary, to our operational, financial and management controls, reporting systems and procedures wherever we may operate. Any inability to manage growth could delay the execution of our business plan or disrupt our operations.

The failure to attract and retain skilled personnel and key relationships could impair our drug development and commercialization efforts.

We are highly dependent on our senior management and key clinical development, scientific and technical personnel. Competition for these types of personnel is intense. The loss of the services of any member of our senior management, clinical development, scientific or technical staff may significantly delay or prevent the achievement of drug development and other business objectives and could have a material adverse effect on our business, operating results and financial condition. We also rely on consultants and advisors to assist us in formulating our strategy. All of our consultants and advisors are either self-employed or employed by other organizations, and they may have conflicts of interest or other commitments, such as consulting or advisory contracts with other organizations, that may affect their ability to contribute to us. We intend to expand and develop new drug candidates. We will need to hire additional employees in order to continue our clinical trials and market our drug candidates. This strategy will require us to recruit additional executive management and clinical development, scientific, technical and sales and marketing personnel. There is currently intense competition for skilled executives and employees with relevant clinical development, scientific, technical and sales and marketing expertise, and this competition is likely to continue. The inability to attract and retain sufficient clinical development, scientific, technical and managerial personnel could limit or delay our product development efforts, which would adversely affect the development of our drug candidates and commercialization of our potential drugs and growth of our business.

Our drug candidates are subject to extensive regulation, which can be costly and time-consuming, and we may not obtain approvals for the commercialization of any of our drug candidates.

The clinical development, manufacturing, selling and marketing of our drug candidates are subject to extensive regulation by the FDA and other regulatory authorities in the United States, the European Union and elsewhere. These regulations also vary in important, meaningful ways from country to country. We are not permitted to market a potential drug in the United States until we receive approval of an NDA from the FDA. We have not received an NDA approval from the FDA for any of our drug candidates.

Obtaining an NDA approval is expensive and is a complex, lengthy and uncertain process. The FDA approval process for a new drug involves completion of preclinical studies and the submission of the results of these studies to the FDA, together with proposed clinical protocols, manufacturing information, analytical data and other information in an IND, which must become effective before human clinical trials may begin. Clinical development typically involves three phases of study: Phase 1, 2 and 3. The most significant costs associated with clinical development are the pivotal or suitable for registration late Phase 2 or Phase 3 clinical trials as they tend to be the longest and largest studies conducted during the drug development process. After completion of clinical trials, an NDA may be submitted to the FDA. In responding to an NDA, the FDA may refuse to file the application, or if accepted for filing, the FDA may grant marketing approval, request additional information or deny the application if it determines that the application does not provide an adequate basis for approval. In addition, failure to comply with the FDA and other applicable foreign and U.S. regulatory requirements may subject us to administrative or judicially imposed sanctions. These include warning letters, civil and criminal penalties, injunctions, product seizure or detention, product recalls, total or partial suspension of production and refusal to approve either pending NDAs, or supplements to approved NDAs.

There is substantial time and expense invested in preparation and submission of an NDA or equivalents in other jurisdictions and regulatory approval is never guaranteed. The FDA and other regulatory authorities in the United States, the European Union and elsewhere exercise substantial discretion in the drug approval process. The number, size and design of preclinical studies and clinical trials that will be required for FDA or other regulatory approval will vary depending on the drug candidate, the disease or condition for which the drug candidate is intended to be used and the regulations and guidance documents applicable to any particular drug candidate. The FDA or other regulators can delay, limit or deny approval of a drug candidate for many reasons, including, but not limited to:

•                  those discussed in the risk factor which immediately follows;

•                  the fact that the FDA or other regulatory officials may not approve our or our third party manufacturer’s processes or facilities; or

•                  the fact that new regulations may be enacted by the FDA or other regulators may change their approval policies or adoption of new regulations requiring new or different evidence of safety and efficacy for the intended use of a drug candidate.

Following regulatory approval of any of our drug candidates, we will be subject to ongoing regulatory obligations and restrictions, which may result in significant expense and limit our ability to commercialize our potential products.

With regard to our drug candidates, if any, approved by the FDA or by another regulatory authority, we are held to extensive regulatory requirements over product manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion and record keeping. Regulatory approvals may also be subject to significant limitations on the indicated uses or marketing of the drug candidates. Potentially costly follow-up or post-marketing clinical studies may be required as a condition of approval to further substantiate safety or efficacy, or to investigate specific issues of interest to the regulatory authority. Previously unknown problems with the drug candidate, including adverse events of unanticipated severity or frequency, may result in restrictions on the marketing of the drug, and could include withdrawal of the drug from the market.

In addition, the law or regulatory policies governing pharmaceuticals may change. New statutory requirements may be enacted or additional regulations may be enacted that could prevent or delay regulatory approval of our drug candidates. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or elsewhere. If we are not able to maintain regulatory compliance, we might not be permitted to market our drugs and our business could suffer.

Our applications for regulatory approval could be delayed or denied due to problems with studies conducted before we in-licensed the rights to some of our product candidates.

We currently license some of the compounds and drug candidates used in our research programs from third parties. These include sapacitabine which was licensed from Daiichi Sankyo. Our present research involving these compounds relies upon previous research conducted by third parties over whom we had no control and before we in-licensed the drug candidates. In order to receive regulatory approval of a drug candidate, we must present all relevant data and information obtained during our research and development, including research conducted prior to our licensure of the drug candidate. Although we are not currently aware of any such problems, any problems that emerge with preclinical research and testing conducted prior to our in-licensing may affect future results or our ability to document prior research and to conduct clinical trials, which could delay, limit or prevent regulatory approval for our drug candidates.

We face intense competition and our competitors may develop drugs that are less expensive, safer, or more effective than our drug candidates.

A large number of drug candidates are in development for the treatment of leukemia, lung cancer, lymphomas and nasopharyngeal cancer. Several pharmaceutical and biotechnology companies have nucleoside analogs or other products on the market or in clinical trials which may be competitive to sapacitabine in both hematological and oncology indications. Our competitors, either alone or together with collaborators, may have substantially greater financial resources and research and development staff. Our competitors may also have more experience:

•                                          developing drug candidates;

•                                          conducting preclinical and clinical trials;

•                                          obtaining regulatory approvals; and

•                                          commercializing product candidates.

Our competitors may succeed in obtaining patent protection and regulatory approval and may market drugs before we do. If our competitors market drugs that are less expensive, safer, more effective or more convenient to administer than our potential drugs, or that reach the market sooner than our potential drugs, we may not achieve commercial success. Scientific, clinical or technical developments by our competitors may render our drug candidates obsolete or noncompetitive. We anticipate that we will face increased competition in the future as new companies enter the markets and as scientific developments progress. If our drug candidates obtain regulatory approvals, but do not compete effectively in the marketplace, our business will suffer.

The commercial success of our drug candidates depends upon their market acceptance among physicians, patients, healthcare providers and payors and the medical community.

If our drug candidates are approved, or approved together with another agent such as Dacogen® (decitabine) in SEAMLESS, by the FDA or by another regulatory authority, the resulting drugs, if any, must still gain market acceptance among physicians, healthcare providers and payors, patients and the medical community. The degree of market acceptance of any of our approved drugs will depend on a variety of factors, including:

•                  timing of market introduction, number and clinical profile of competitive drugs;

•                  our ability to provide acceptable evidence of safety and efficacy;

•                  relative convenience and ease of administration;

•                  cost-effectiveness;

•                  availability of coverage, reimbursement and adequate payment from health maintenance organizations and other third party payors; and

•                  prevalence and severity of adverse side effects; and other potential advantages over alternative treatment methods.

If our drug candidates or distribution partners’ products fail to achieve market acceptance, we may not be able to generate significant revenue and our business would suffer.

If we are unable to compete successfully in our market place, it will harm our business.

There are existing products in the marketplace that compete with our products. Companies may develop new products that compete with our products. Certain of these competitors and potential competitors have longer operating histories, substantially greater product development capabilities and financial, scientific, marketing and sales resources. Competitors and potential competitors may also develop products that are safer, more effective or have other potential advantages compared to our products. In addition, research, development and commercialization efforts by others could render our products obsolete or non-competitive. Certain of our competitors and potential competitors have broader product offerings and extensive customer bases allowing them to adopt aggressive pricing policies that would enable them to gain market share. Competitive pressures could result in price reductions, reduced margins and loss of market share. We could encounter potential customers that, due to existing relationships with our competitors, are committed to products offered by those competitors. As a result, those potential customers may not consider purchasing our products.

Intellectual property rights for our drug candidate seliciclib are licensed from others, and any termination of these licenses could harm our business.

We have in-licensed certain patent rights in connection with the development program of our drug candidate seliciclib. Pursuant to the CNRS and Institut Curie license under which we license seliciclib, we are obligated to pay license fees, milestone payments and royalties and provide regular progress reports. We are also obligated to use reasonable efforts to develop and commercialize products based on the licensed patents. If we fail to satisfy any of our obligations under these licenses, they would be terminated, which could harm our business.

We may be exposed to product liability claims that may damage our reputation and we may not be able to obtain adequate insurance.

Because we conduct clinical trials in humans, we face the risk that the use of our drug candidates will result in adverse effects. We believe that we have obtained reasonably adequate product liability insurance coverage for our trials. We cannot predict, however, the possible harm or side effects that may result from our clinical trials. Such claims may damage our reputation and we may not have sufficient resources to pay for any liabilities resulting from a claim excluded from, or beyond the limit of, our insurance coverage or if the amount of the insurance coverage is insufficient to meet any liabilities resulting from any claims.

We may also be exposed to additional risks of product liability claims. These risks exist even with respect to drugs that are approved for commercial sale by the FDA or other regulatory authorities in the United States, the European Union or elsewhere and manufactured in facilities licensed and regulated by the FDA or other such regulatory authorities. We have secured limited product liability insurance coverage, but may not be able to maintain such insurance on acceptable terms with adequate coverage, or at a reasonable cost. There is also a risk that third parties that we have agreed to indemnify could incur liability. Even if we were ultimately successful in product liability litigation, the litigation would consume substantial amounts of our financial and managerial resources and may exceed insurance coverage creating adverse publicity, all of which would impair our ability to generate sales of the litigated product as well as our other potential drugs.

We may be required to defend lawsuits or pay damages in connection with the alleged or actual violation of healthcare statutes such as fraud and abuse laws, and our corporate compliance programs can never guarantee that we are in compliance with all relevant laws and regulations.

Our commercialization efforts in the United States are subject to various federal and state laws pertaining to promotion and healthcare fraud and abuse, including federal and state anti-kickback, fraud and false claims laws. Anti-kickback laws make it illegal for a manufacturer to offer or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase of a product. The federal government has published many regulations relating to the anti-kickback statutes, including numerous safe harbors or exemptions for certain arrangements. False claims laws prohibit anyone from knowingly and willingly presenting, or causing to be presented for payment to third-party payers including Medicare and Medicaid, claims for reimbursed products or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services.

Our activities relating to the sale and marketing of our products will be subject to scrutiny under these laws and regulations. It may be difficult to determine whether or not our activities, comply with these complex legal requirements. Violations are punishable by significant criminal and/or civil fines and other penalties, as well as the possibility of exclusion of the product from coverage under governmental healthcare programs, including Medicare and Medicaid. If the government were to investigate or make allegations against us or any of our employees, or sanction or convict us or any of our employees, for violations of any of these legal requirements, this could have a material adverse effect on our business, including our stock price. Our activities could be subject to challenge for many reasons, including the broad scope and complexity of these laws and regulations, the difficulties in interpreting and applying these legal requirements, and the high degree of prosecutorial resources and attention being devoted to the biopharmaceutical industry and health care fraud by law enforcement authorities. During the last few years, numerous biopharmaceutical companies have paid multi-million dollar fines and entered into burdensome settlement agreements for alleged violation of these requirements, and other companies are under active investigation. Although we have developed and implemented corporate and field compliance programs as part of our commercialization efforts, we cannot assure you that we or our employees, directors or agents were, are or will be in compliance with all laws and regulations or that we will not come under investigation, allegation or sanction.

In addition, we may be required to prepare and report product pricing-related information to federal and state governmental authorities, such as the Department of Veterans Affairs and under the Medicaid program. The calculations used to generate the pricing-related information are complex and require the exercise of judgment. If we fail to accurately and timely report product pricing-related information or to comply with any of these or any other laws or regulations, various negative consequences could result, including criminal and/or civil prosecution, substantial criminal and/or civil penalties, exclusion of the approved product from coverage under governmental healthcare programs including Medicare and Medicaid, costly litigation and restatement of our financial statements. In addition, our efforts to comply with this wide range of laws and regulations are, and will continue to be, time-consuming and expensive.

If a supplier upon whom we rely fails to produce on a timely basis the finished goods in the volumes that we require or fails to meet quality standards and maintain necessary licensure from regulatory authorities, we may be unable to meet demand for our products, potentially resulting in lost revenues.

If any third party manufacturer service providers do not meet our or our licensor’s requirements for quality, quantity or timeliness, or do not achieve and maintain compliance with all applicable regulations, demand for our products or our ability to continue supplying such products could substantially decline. As the third party manufacturers are the sole supplier of the products any delays may impact our sales.

In all the countries where we may sell our products, governmental regulations exist to define standards for manufacturing, packaging, labeling and storing. All of our suppliers of raw materials and contract manufacturers must comply with these regulations. Failure to do so could result in supply interruptions. In the United States, the FDA requires that all suppliers of pharmaceutical bulk material and all manufacturers of pharmaceuticals for sale in or from the United States achieve and maintain compliance with the FDA’s cGMP regulations and guidelines. Failure of our third-party manufacturers to comply with applicable regulations could result in sanctions being imposed on them or us, including fines, injunctions, civil penalties, disgorgement, suspension or withdrawal of approvals, license revocation, seizures or recalls of products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our products. In addition, before any product batch produced by our manufacturers can be shipped, it must conform to release specifications pre-approved by regulators for the content of the pharmaceutical product. If the operations of one or more of our manufacturers were to become unavailable for any reason, any required FDA review and approval of the operations of an alternative supplier could cause a delay in the manufacture of our products.

The commercialization of our products will be substantially dependent on our ability to develop effective sales and marketing capabilities.

For our product candidates currently under development, our strategy is to develop compounds through the Phase 2 stage of clinical testing and market or co-promote certain of our drugs. We currently have no sales, marketing or distribution capabilities. We will depend primarily on strategic alliances with third parties, which have established distribution systems and sales forces, to commercialize our drugs. To the extent that we are unsuccessful in commercializing any drugs ourselves or through a strategic alliance, product revenues may suffer, we may incur significant additional losses and our share price would be negatively affected.

Defending against claims relating to improper handling, storage or disposal of hazardous chemical, radioactive or biological materials could be time consuming and expensive.

Our research and development involves the controlled use of hazardous materials, including chemicals, radioactive and biological materials such as chemical solvents, phosphorus and bacteria. Our operations produce hazardous waste products. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from those materials. Various laws and regulations govern the use, manufacture, storage, handling and disposal of hazardous materials. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development and production efforts.

Risks Related to Our Business and Financial Condition

Raising additional capital in the future may not be available to us on reasonable terms, if at all, when or as we require additional funding. If we issue additional shares of our common stock or other securities that may be convertible into, or exercisable or exchangeable for, our common stock, our existing stockholders would experience further dilution. If we fail to obtain additional funding, we may be unable to complete the development and commercialization of our lead drug candidate, sapacitabine, or continue to fund our research and development programs.

We have funded all of our operations and capital expenditures with proceeds from the issuance of public equity securities, private placements of our securities, interest on investments, licensing revenue, government grants, research and development tax credits and product revenue. In order to conduct the lengthy and expensive research, preclinical testing and clinical trials necessary to complete the development and marketing of our drug candidates, we will require substantial additional funds. We may have insufficient public equity available for issue to raise the required additional substantial funds to implement our operating plan and we may not be able to obtain the appropriate stockholder approvals necessary to increase our available public equity for issuance within a time that we may require additional funding. Based on our current operating plans of focusing on the advancement of sapacitabine, we expect our existing resources to be sufficient to fund our planned operations for at least the next twelve months. To meet our long-term financing requirements, we may raise funds through public or private equity offerings, debt financings or strategic alliances. Raising additional funds by issuing equity or convertible debt securities may cause our stockholders to experience substantial dilution in their ownership interests and new investors may have rights superior to the rights of our other stockholders. Raising additional funds through debt financing, if available, may involve covenants that restrict our business activities and options. To the extent that we raise additional funds through collaborations and licensing arrangements, we may have to relinquish valuable rights to our drug discovery and other technologies, research programs or drug candidates, or grant licenses on terms that may not be favorable to us. Additional funding may not be available to us on favorable terms, or at all, particularly in light of the current economic conditions. If we are unable to obtain additional funds, we may be forced to delay or terminate our current clinical trials and the development and marketing of our drug candidates including sapacitabine.

Capital markets are currently experiencing a period of disruption and instability, which has had and could continue to have a negative impact on the availability and cost of capital.

The general disruption in the United States capital markets has impacted the broader worldwide financial and credit markets and reduced the availability of debt and equity capital for the market as a whole. These global conditions could persist for a prolonged period of time or worsen in the future. Our ability to access the capital markets may be restricted at a time when we would like, or need, to access those markets, which could have an impact on our flexibility to react to changing economic and business conditions. The resulting lack of available credit, lack of confidence in the financial sector, increased volatility in the financial markets could materially and adversely affect the cost of debt financing and the proceeds of equity financing may be materially adversely impacted by these market conditions.

The current economic conditions and financial market instability could adversely affect our business and results of operations.

Economic conditions remain difficult with the continuing uncertainty in the global credit markets, the European Union, the financial services industry and the United States capital markets and with the United States economy as a whole experiencing a period of substantial uncertainty characterized by unprecedented intervention by the United States federal government and the European Union. We believe the current economic conditions and financial market instability could adversely affect our operations, business and prospects, as well as our ability to obtain funds. If these circumstances persist or continue to worsen, our future operating results could be adversely affected, particularly relative to our current expectations.

We are at an early stage of development as a company and we do not have, and may never have, any products that generate significant revenues.

We are at an early stage of development as a company and have a limited operating history on which to evaluate our business and prospects. While we earned modest product revenues from the ALIGN business prior to terminating operations effective September 30, 2012, we have not generated any product revenues from our product candidates currently in development. We cannot guarantee that any of our product candidates currently in development will ever become marketable products.

We must demonstrate that our drug candidates satisfy rigorous standards of safety and efficacy for their intended uses before the FDA, and other regulatory authorities in the United States, the European Union and elsewhere. Significant additional research, preclinical testing and clinical testing is required before we can file applications with the FDA or other regulatory authorities for premarket approval of our drug candidates. In addition, to compete effectively, our drugs must be easy to administer, cost-effective and economical to manufacture on a commercial scale. We may not achieve any of these objectives. Sapacitabine, our most advanced drug candidates for the treatment of cancer, is currently in Phase 3 for AML and Phase 2 for AML, MDS, NSCLC and CLL. A combination of sapacitabine and seliciclib is currently in a Phase 1 clinical trial. We cannot be certain that the clinical development of these or any other drug candidates in preclinical testing or clinical development will be successful, that we will receive the regulatory approvals required to commercialize them or that any of our other research and drug discovery programs will yield a drug candidate suitable for investigation through clinical trials. Our commercial revenues from our product candidates currently in development, if any, will be derived from sales of drugs that will not become marketable for several years, if at all.

We have a history of operating losses and we may never become profitable. Our stock is a highly speculative investment.

We have incurred operating losses in each year since beginning operations in 1996 due to costs incurred in connection with our research and development activities and selling, general and administrative costs associated with our operations, and we may never achieve profitability. As of December 31, 2011 and 2012, our accumulated deficit was $257.1 million and $270.3 million, respectively. Our net loss was $15.2 million and $13.2 million for the year ended December 31, 2011 and 2012, respectively. Our net loss applicable to common stockholders from inception through December 31, 2012 was $312.8 million. Our drug candidates are in the mid-stages of clinical testing and we must conduct significant additional clinical trials before we can seek the regulatory approvals necessary to begin commercial sales of our drugs. We expect to incur continued losses for several years, as we continue our research and development of our drug candidates, seek regulatory approvals and commercialize any approved drugs. If our drug candidates are unsuccessful in clinical trials or we are unable to obtain regulatory approvals, or if our drugs are unsuccessful in the market, we will not be profitable. If we fail to become and remain profitable, or if we are unable to fund our continuing losses, particularly in light of the current economic conditions, you could lose all or part of your investment.

If we fail to comply with the continued listing requirements of the NASDAQ Global Market, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

Our common stock is currently listed for trading on the NASDAQ Global Market. We must satisfy NASDAQ’s continued listing requirements, including, among other things, a minimum stockholders’ equity of $10.0 million and a minimum bid price for our common stock of $1.00 per share, or risk delisting, which would have a material adverse effect on our business. A delisting of our common stock from the NASDAQ Global Market could materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our common stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, and employees and fewer business development opportunities.

To the extent we elect to fund the development of a drug candidate or the commercialization of a drug at our expense, we will need substantial additional funding.

We plan to market drugs on our own, with or without a partner, that can be effectively commercialized and sold in concentrated markets that do not require a large sales force to be competitive. To achieve this goal, we will need to establish our own specialized sales force, marketing organization and supporting distribution capabilities. The development and commercialization of our drug candidates is very expensive, including our Phase 3 clinical trials for sapacitabine. To the extent we elect to fund the full development of a drug candidate or the commercialization of a drug at our expense, we will need to raise substantial additional funding to:

•                  fund research and development and clinical trials connected with our research;

•                  fund clinical trials and seek regulatory approvals;

•                  build or access manufacturing and commercialization capabilities;

•                  implement additional internal control systems and infrastructure;

•                  commercialize and secure coverage, payment and reimbursement of our drug candidates, if any such candidates receive regulatory approval;

•                  maintain, defend and expand the scope of our intellectual property; and

•                  hire additional management, sales and scientific personnel.

Our future funding requirements will depend on many factors, including:

•                  the scope, rate of progress and cost of our clinical trials and other research and development activities;

•                  the costs and timing of seeking and obtaining regulatory approvals;

•                  the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•                  the costs associated with establishing sales and marketing capabilities;

•                  the costs of acquiring or investing in businesses, products and technologies;

•                  the effect of competing technological and market developments; and

•                  the payment, other terms and timing of any strategic alliance, licensing or other arrangements that we may establish.

If we are not able to secure additional funding when needed, especially in light of the current economic conditions and financial market turmoil, we may have to delay, reduce the scope of or eliminate one or more of our clinical trials or research and development programs or future commercialization efforts.

Any future workforce and expense reductions may have an adverse impact on our internal programs, strategic plans, and our ability to hire and retain key personnel, and may also be distracting to our management.

Any workforce and expense reductions similar to those carried out in September 2008 and June 2009 could result in significant delays in implementing our strategic plans. In addition, employees, whether or not directly affected by such reduction, may seek future employment with our business partners or competitors. Although our employees are required to sign a confidentiality agreement at the time of hire, the confidential nature of certain proprietary information may not be maintained in the course of any such future employment. In addition, any workforce reductions or restructurings would be expected to involve significant expense as a result of contractual terms in certain of our existing agreements, including potential severance obligations as well as any payments that may, under certain circumstances, be required under our agreement with the Scottish Enterprise. Further, we believe that our future success will depend in large part upon our ability to attract and retain highly skilled personnel. We may have difficulty retaining and attracting such personnel as a result of a perceived risk of future workforce and expense reductions. Finally, the implementation of expense reduction programs may result in the diversion of the time and attention of our executive management team and other key employees, which could adversely affect our business.

Funding constraints may negatively impact our research and development, forcing us to delay our efforts to develop certain product candidates in favor of developing others, which may prevent us from commercializing our product candidates as quickly as possible.

Research and development is an expensive process. As part of our operating plan, we have decided to focus our clinical development priorities on sapacitabine, while still possibly continuing to progress additional programs pending the availability of clinical data and the availability of funds, at which time we will determine the feasibility of pursuing, if at all, further advanced development of seliciclib, or additional programs. Because we have to prioritize our development candidates as a result of budget constraints, we may not be able to fully realize the value of our product candidates in a timely manner, if at all.

We are exposed to risks related to foreign currency exchange rates.

Some of our costs and expenses are denominated in foreign currencies. Most of our foreign expenses are associated with our research and development expenditures, including the operating costs of our United Kingdom-based wholly-owned subsidiary. When the United States dollar weakens against the British pound or the Euro, the United States dollar value of the foreign currency denominated expense increases, and when the United States dollar strengthens against the British pound or the Euro, the United States dollar value of the foreign currency denominated expense decreases. Consequently, changes in exchange rates, and in particular a weakening of the United States dollar, may adversely affect our results of operations.

Risks Related to our Intellectual Property

We may be subject to damages resulting from claims that our employees or we have wrongfully used or disclosed alleged trade secrets of their former employers.

Many of our employees were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain potential drugs, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

If we fail to enforce adequately or defend our intellectual property rights our business may be harmed.

Our commercial success depends in large part on obtaining and maintaining patent and trade secret protection for our drug candidates, the methods used to manufacture those drug candidates and the methods for treating patients using those drug candidates.

Specifically, sapacitabine is covered in granted, composition of matter patents that expire in 2014 in the United States and expired in 2012 outside the United States. Sapacitabine is further protected by additional granted, composition of matter patents claiming certain, stable crystalline forms of sapacitabine and their pharmaceutical compositions and therapeutic uses that expire in 2022 (and may be eligible for a Hatch-Waxman term restoration of up to five years, which could extend the expiration date to 2027), patent applications claiming the combination of sapacitabine with hypomethylating agents, including decitabine, which is being tested as one of the arms of the SEAMLESS Phase 3 trial, a United States granted patent claiming a specified method of administration of sapacitabine with patent exclusivity until July 2030. In early development, amorphous sapacitabine was used. We have used one of the stable, crystalline forms of sapacitabine in nearly all our Phase 1 and in all of our Phase 2 and Phase 3 clinical studies. We have also chosen this form for commercialization. Additional patents and applications claim certain medical uses and formulations of sapacitabine which have emerged in our clinical trials.

Seliciclib is protected by granted, composition of matter patents that expire in 2016. Failure to obtain, maintain or extend the patents could adversely affect our business. We will only be able to protect our drug candidates and our technologies from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them.

Our ability to obtain patents is uncertain because legal means afford only limited protections and may not adequately protect our rights or permit us to gain or keep any competitive advantage. Some legal principles remain unresolved and the breadth or interpretation of claims allowed in patents in the United States, the European Union or elsewhere can still be difficult to ascertain or predict. In addition, the specific content of patents and patent applications that are necessary to support and interpret patent claims is highly uncertain due to the complex nature of the relevant legal, scientific and factual issues. Changes in either patent laws or in interpretations of patent laws in the United States, the European Union or elsewhere may diminish the value of our intellectual property or narrow the scope of our patent protection. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products and technologies. In addition, we generally do not control the patent prosecution of subject matter that we license from others and have not controlled the earlier stages of the patent prosecution. Accordingly, we are unable to exercise the same degree of control over this intellectual property as we would over our own.

Even if patents are issued regarding our drug candidates or methods of using them, those patents can be challenged by our competitors who may argue such patents are invalid and/or unenforceable. Patents also will not protect our drug candidates if competitors devise ways of making or using these product candidates without legally infringing our patents. The U.S. Federal Food, Drug and Cosmetic Act and FDA regulations and policies and equivalents in other jurisdictions provide incentives to manufacturers to challenge patent validity or create modified, noninfringing versions of a drug in order to facilitate the approval of abbreviated new drug applications for generic substitutes. These same types of incentives encourage manufacturers to submit NDAs that rely on literature and clinical data not prepared for or by the drug sponsor.

Proprietary trade secrets and unpatented know-how are also very important to our business. We rely on trade secrets to protect our technology, especially where we do not believe that patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. Our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Enforcing a claim that a third-party obtained illegally and is using trade secrets is expensive and time consuming, and the outcome is unpredictable. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how. Failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Intellectual property rights of third parties may increase our costs or delay or prevent us from being able to commercialize our drug candidates.

There is a risk that we are infringing or will infringe the proprietary rights of third parties because patents and pending applications belonging to third parties exist in the United States, the European Union and elsewhere in the world in the areas of our research. Others might have been the first to make the inventions covered by each of our or our licensors’ pending patent applications and issued patents and might have been the first to file patent applications for these inventions. We are aware of several published patent applications, and understand that others may exist, that could support claims that, if granted and held valid, could cover various aspects of our developmental programs, including in some cases particular uses of our lead drug candidate sapacitabine, seliciclib or other therapeutic candidates, or gene sequences, substances, processes and techniques that we use in the course of our research and development and manufacturing processes. We are aware that other patents exist that claim substances, processes and techniques, which, if held valid, could potentially restrict the scope of our research, development or manufacturing operations. In addition, we understand that other applications and patents exist relating to potential uses of sapacitabine and seliciclib that are not part of our current clinical programs for these compounds. Numerous third-party United States and foreign issued patents and pending applications exist in the area of kinases, including CDK, PLK and AK for which we have research programs. For example, some pending patent applications contain broad claims that could represent freedom to operate limitations for some of our kinase programs should they be issued unchanged. Although we intend to continue to monitor these applications, we cannot predict what claims will ultimately be allowed and if allowed what their scope would be. In addition, because the patent application process can take several years to complete, there may be currently pending applications, unknown to us, which may later result in issued patents that cover the production, manufacture, commercialization or use of our drug candidates. If we wish to use the technology or compound claimed in issued and unexpired patents owned by others, we will need to obtain a license from the owner, enter into litigation to challenge the validity of the patents or incur the risk of litigation in the event that the owner asserts that we infringe its patents. In one case we have opposed a European patent relating to human aurora kinase and the patent has been finally revoked (no appeal was filed). We are also aware of a corresponding U.S. patent containing method of treatment claims for specific cancers using aurora kinase modulators which, if held valid, could potentially restrict the use of our aurora kinase inhibitors once clinical trials are completed.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. Defending against third party claims, including litigation in particular, would be costly and time consuming and would divert management’s attention from our business, which could lead to delays in our development or commercialization efforts. If third parties are successful in their claims, we might have to pay substantial damages or take other actions that are adverse to our business. As a result of intellectual property infringement claims, or to avoid potential claims, we might:

•                  be prohibited from selling or licensing any product that we may develop unless the patent holder licenses the patent to us, which it is not required to do;

•                  be required to pay substantial royalties or grant a cross license to our patents to another patent holder; decide to locate some of our research, development or manufacturing operations outside of Europe or the United States;

•                  be required to pay substantial damages for past infringement, which we may have to pay if a court determines that our product candidates or technologies infringe a competitor’s patent or other proprietary rights; or

•                  be required to redesign the manufacturing process or formulation of a drug candidate so it does not infringe, which may not be possible or could require substantial funds and time.

Risks Related to Securities Regulations and Investment in Our Securities

Failure to achieve and maintain internal controls in accordance with Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and stock price.

If we fail to maintain our internal controls or fail to implement required new or improved controls, as such control standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting. Effective internal controls are necessary for us to produce reliable financial reports and are important in the prevention of financial fraud. If we cannot produce reliable financial reports or prevent fraud, our business and operating results could be harmed. We have concluded that our internal control over financial reporting was effective as of December 31, 2012.

We incur increased costs and management resources as a result of being a public company, and we may fail to comply with public company obligations.

As a public company, we face and will continue to face increased legal, accounting, administrative and other costs and expenses as a public company that we would not incur as a private company. Compliance with the Sarbanes Oxley Act of 2002, as well as other rules of the SEC, the Public Company Accounting Oversight Board and the NASDAQ Global Market resulted in a significant initial cost to us as well as an ongoing compliance cost. As a public company, we are subject to Section 404 of the Sarbanes Oxley Act relating to internal control over financial reporting. We have completed a formal process to evaluate our internal controls for purposes of Section 404, and we concluded that as of December 31, 2012, our internal control over financial reporting was effective. As our business grows and changes, there can be no assurances that we can maintain the effectiveness of our internal controls over financial reporting. In addition, our independent certified public accounting firm has not provided an opinion on the effectiveness of our internal controls over financial reporting for the year ended December 31, 2012 because we are a smaller reporting company. In the event our independent auditor is required to provide an opinion on such controls in the future, there is a risk that the auditor would conclude that such controls are ineffective.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We have completed a formal process to evaluate our internal control over financial reporting. However, guidance from regulatory authorities in the area of internal controls continues to evolve and substantial uncertainty exists regarding our on-going ability to comply by applicable deadlines. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

Our common stock may have a volatile public trading price.

An active public market for our common stock has not developed. Our stock can trade in small volumes which may make the price of our stock highly volatile. The last reported price of our stock may not represent the price at which you would be able to buy or sell the stock. The market prices for securities of companies comparable to us have been highly volatile. Often, these stocks have experienced significant price and volume fluctuations for reasons that are both related and unrelated to the operating performance of the individual companies. In addition, the stock market as a whole and biotechnology and other life science stocks in particular have experienced significant recent volatility. Like our common stock, these stocks have experienced significant price and volume fluctuations for reasons unrelated to the operating performance of the individual companies. Factors giving rise to this volatility may include:

•                  disclosure of actual or potential clinical results with respect to product candidates we are developing;

•                  regulatory developments in both the United States and abroad;

•                  developments concerning proprietary rights, including patents and litigation matters;

•                  public concern about the safety or efficacy of our product candidates or technology, or related technology, or new technologies generally;

•                  concern about the safety or efficacy of our product candidates or technology, or related technology, or new technologies generally;

•                  public announcements by our competitors or others; and

•                  general market conditions and comments by securities analysts and investors.

Fluctuations in our operating losses could adversely affect the price of our common stock.

Our operating losses may fluctuate significantly on a quarterly basis. Some of the factors that may cause our operating losses to fluctuate on a period-to-period basis include the status of our preclinical and clinical development programs, level of expenses incurred in connection with our preclinical and clinical development programs, implementation or termination of collaboration, licensing, manufacturing or other material agreements with third parties, non-recurring revenue or expenses under any such agreement, and compliance with regulatory requirements. Period-to-period comparisons of our historical and future financial results may not be meaningful, and investors should not rely on them as an indication of future performance. Our fluctuating losses may fail to meet the expectations of securities analysts or investors. Our failure to meet these expectations may cause the price of our common stock to decline.

If securities or industry analysts do not publish research or reports about us, if they change their recommendations regarding our stock adversely or if our operating results do not meet their expectations, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us. If analysts do not publish research reports or one or more of these analysts who were publishing research cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock or if our operating results do not meet their expectations, our stock price could decline.

Anti-takeover provisions in our charter documents and provisions of Delaware law may make an acquisition more difficult and could result in the entrenchment of management.

We are incorporated in Delaware. Anti-takeover provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws may make a change in control or efforts to remove management more difficult. Also, under Delaware law, our Board of Directors may adopt additional anti-takeover measures.

We have the authority to issue up to 5 million shares of preferred stock and to determine the terms of those shares of stock without any further action by our stockholders. If the Board of Directors exercises this power to issue preferred stock, it could be more difficult for a third party to acquire a majority of our outstanding voting stock and vote the stock they acquire to remove management or directors.

Our amended and restated certificate of incorporation and amended and restated bylaws also provides staggered terms for the members of our Board of Directors. Under Section 141 of the Delaware General Corporation Law, our directors may be removed by stockholders only for cause and only by vote of the holders of a majority of voting shares then outstanding. These provisions may prevent stockholders from replacing the entire board in a single proxy contest, making it more difficult for a third-party to acquire control of us without the consent of our Board of Directors. These provisions could also delay the removal of management by the Board of Directors with or without cause. In addition, our directors may only be removed for cause and amended and restated bylaws limit the ability our stockholders to call special meetings of stockholders.

Under Section 203 of the Delaware General Corporation Law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock until the holder has held the stock for three years unless, among other possibilities, the Board of Directors approves the transaction. Our Board of Directors could use this provision to prevent changes in management. The existence of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

Certain severance-related agreements in our executive employment agreements may make an acquisition more difficult and could result in the entrenchment of management.

In March 2008 (as subsequently amended, most recently as of January 1, 2011), we entered into employment agreements with our President and Chief Executive Officer and our Executive Vice President, Finance, Chief Financial Officer and Chief Operating Officer, which contain severance arrangements in the event that such executive’s employment is terminated without “cause” or as a result of a “change of control” (as each such term is defined in each agreement). The financial obligations triggered by these provisions may prevent a business combination or acquisition that would be attractive to stockholders and could limit the price that investors would be willing to pay in the future for our stock.

In the event of an acquisition of our common stock, we cannot assure our common stockholders that we will be able to negotiate terms that would provide for a price equivalent to, or more favorable than, the price at which our shares of common stock may be trading at such time.

We may not effect a consolidation or merger with another entity without the vote or consent of the holders of at least a majority of the shares of our preferred stock (in addition to the approval of our common stockholders), unless the preferred stock that remains outstanding and its rights, privileges and preferences are unaffected or are converted into or exchanged for preferred stock of the surviving entity having rights, preferences and limitations substantially similar, but no less favorable, to our convertible preferred stock.

In addition, in the event a third party seeks to acquire our company or acquire control of our company by way of a merger, but the terms of such offer do not provide for our preferred stock to remain outstanding or be converted into or exchanged for preferred stock of the surviving entity having rights, preferences and limitations substantially similar, but no less favorable, to our preferred stock, the terms of the Certificate of Designation of our preferred stock provide for an adjustment to the conversion ratio of our preferred stock such that, depending on the terms of any such transaction, preferred stockholders may be entitled, by their terms, to receive up to $10.00 per share in common stock, causing our common stockholders not to receive as favorable a price as the price at which such shares may be trading at the time of any such transaction. As of December 31, 2012, there were 1,213,142 shares of our preferred stock issued and outstanding. If the transaction were one in which proceeds were received by the Company for distribution to stockholders, and the terms of the Certificate of Designation governing the preferred stock were strictly complied with, approximately $14.4 million would be paid to the preferred holders before any distribution to the common stockholders, although the form of transaction could affect how the holders of preferred stock are treated. In such an event, although such a transaction would be subject to the approval of our holders of common stock, we cannot assure our common stockholders that we will be able to negotiate terms that would provide for a price equivalent to, or more favorable than, the price at which our shares of common stock may be trading at such time. Thus, the terms of our preferred stock might hamper a third party’s acquisition of our company.

Our certificate of incorporation and bylaws and certain provisions of Delaware law may delay or prevent a change in our management and make it more difficult for a third-party to acquire us.

Our amended and restated certificate of incorporation and bylaws contain provisions that could delay or prevent a change in our Board of Directors and management teams. Some of these provisions:

•                  authorize the issuance of preferred stock that can be created and issued by the Board of Directors without prior stockholder approval, commonly referred to as “blank check” preferred stock, with rights senior to those of our common stock;

•                  provide for the Board of Directors to be divided into three classes; and

•                  require that stockholder actions must be effected at a duly called stockholder meeting and prohibit stockholder action by written consent.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which limits the ability of large stockholders to complete a business combination with, or acquisition of, us. These provisions may prevent a business combination or acquisition that would be attractive to stockholders and could limit the price that investors would be willing to pay in the future for our stock.

These provisions also make it more difficult for our stockholders to replace members of our Board of Directors. Because our Board of Directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace our current management team. Additionally, these provisions may prevent an acquisition that would be attractive to stockholders and could limit the price that investors would be willing to pay in the future for our common stock.

We may have limited ability to pay cash dividends on our preferred stock, and there is no assurance that future quarterly dividends will be declared.

Delaware law may limit our ability to pay cash dividends on our preferred stock. Under Delaware law, cash dividends on our preferred stock may only be paid from surplus or, if there is no surplus, from the corporation’s net profits for the current or preceding fiscal year. Delaware law defines “surplus” as the amount by which the total assets of a corporation, after subtracting its total liabilities, exceed the corporation’s capital, as determined by its board of directors.

Since we are not profitable, our ability to pay cash dividends will require the availability of adequate surplus. Even if adequate surplus is available to pay cash dividends on our preferred stock, we may not have sufficient cash to pay dividends on the preferred stock or we may choose not to declare the dividends. On January 11, 2013, the Board of Directors declared a quarterly dividend and, on February 1, 2013, paid such dividend to the holders of record of the Preferred Stock as of the close business on January 22, 2013. In addition, on April 5, 2013, the Board of Directors declared a quarterly dividend payable on May 1, 2013 to the holders of record of the Preferred Stock as of the close of business on April 19, 2013.

Our common and convertible preferred stock may experience extreme price and volume fluctuations, which could lead to costly litigation for us and make an investment in us less appealing.

The market price of our common and convertible preferred stock may fluctuate substantially due to a variety of factors, including:

•                  additions to or departures of our key personnel;

•                  announcements of technological innovations or new products or services by us or our competitors; announcements concerning our competitors or the biotechnology industry in general;

•                  new regulatory pronouncements and changes in regulatory guidelines;

•                  general and industry-specific economic conditions;

•                  changes in financial estimates or recommendations by securities analysts;

•                  variations in our quarterly results; and

•                  announcements about our collaborators or licensors; and changes in accounting principles.

The market prices of the securities of biotechnology companies, particularly companies like us without product revenues and earnings, have been highly volatile and are likely to remain highly volatile in the future. This volatility has often been unrelated to the performance of particular companies. In the past, companies that experience volatility in the market price of their securities have often faced securities class action litigation. Moreover, market prices for stocks of biotechnology-related and technology companies frequently reach levels that bear no relationship to the performance of these companies. These market prices generally are not sustainable and are highly volatile. Whether or not meritorious, litigation brought against us could result in substantial costs, divert our management’s attention and resources and harm our financial condition and results of operations.

The future sale of our common and preferred stock and future issuances of our common stock upon conversion of our preferred stock could negatively affect our stock price and cause dilution to existing holders of our common stock.

If our common or preferred stockholders sell substantial amounts of our stock in the public market, or the market perceives that such sales may occur, the market price of our common and preferred stock could fall. If additional holders of preferred stock elect to convert their shares to shares of common stock at renegotiated prices, such conversion as well as the sale of substantial amounts of our common stock, could cause dilution to existing holders of our common stock, thereby also negatively affecting the price of our common stock. For example, during the first quarter of 2013, we issued 1,513,653 shares of our common stock in exchange for 792,460 shares of our preferred stock in arms-length negotiations between us and the other parties who had approached us to propose the exchanges.

If we exchange the convertible preferred stock for debentures, the exchange will be taxable but we will not provide any cash to pay any tax liability that any convertible preferred stockholder may incur.

An exchange of convertible preferred stock for debentures, as well as any dividend make-whole or interest make-whole payments paid in our common stock, will be taxable events for United States federal income tax purposes, which may result in tax liability for the holder of convertible preferred stock without any corresponding receipt of cash by the holder. In addition, the debentures may be treated as having original issue discount, a portion of which would generally be required to be included in the holder’s gross income even though the cash to which such income is attributable would not be received until maturity or redemption of the debenture. We will not distribute any cash to the holders of the securities to pay these potential tax liabilities.

If we automatically convert the convertible preferred stock, there is a substantial risk of fluctuation in the price of our common stock from the date we elect to automatically convert to the conversion date.

We may automatically convert the convertible preferred stock into common stock if the closing price of our common stock exceeds $247.10. There is a risk of fluctuation in the price of our common stock between the time when we may first elect to automatically convert the preferred and the automatic conversion date.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend on our financial condition, results of operations, capital requirements, the outcome of the review of our strategic alternatives and other factors and will be at the discretion of our Board of Directors. Accordingly, investors will have to rely on capital appreciation, if any, to earn a return on their investment in our common stock. Furthermore, we may in the future become subject to contractual restrictions on, or prohibitions against, the payment of dividends.

The number of shares of common stock which are registered, including the shares to be issued upon exercise of our outstanding warrants, is significant in relation to our currently outstanding common stock and could cause downward pressure on the market price for our common stock.

The number of shares of common stock registered for resale, including those shares which are to be issued upon exercise of our outstanding warrants, is significant in relation to the number of shares of common stock currently outstanding. If the security holder determines to sell a substantial number of shares into the market at any given time, there may not be sufficient demand in the market to purchase the shares without a decline in the market price for our common stock. Moreover, continuous sales into the market of a number of shares in excess of the typical trading volume for our common stock, or even the availability of such a large number of shares, could depress the trading market for our common stock over an extended period of time.

If persons engage in short sales of our common stock, including sales of shares to be issued upon exercise of our outstanding warrants, the price of our common stock may decline.

Selling short is a technique used by a stockholder to take advantage of an anticipated decline in the price of a security. In addition, holders of options and warrants will sometimes sell short knowing they can, in effect, cover through the exercise of an option or warrant, thus locking in a profit. A significant number of short sales or a large volume of other sales within a relatively short period of time can create downward pressure on the market price of a security. Further sales of common stock issued upon exercise of our outstanding warrants could cause even greater declines in the price of our common stock due to the number of additional shares available in the market upon such exercise, which could encourage short sales that could further undermine the value of our common stock. You could, therefore, experience a decline in the value of your investment as a result of short sales of our common stock.

We are exposed to risk related to the marketable securities we may purchase.

We may invest cash not required to meet short term obligations in short term marketable securities. We may purchase securities in United States government, government-sponsored agencies and highly rated corporate and asset-backed securities subject to an approved investment policy. Historically, investment in these securities has been highly liquid and has experienced only very limited defaults. However, recent volatility in the financial markets has created additional uncertainty regarding the liquidity and safety of these investments. Although we believe our marketable securities investments are safe and highly liquid, we cannot guarantee that our investment portfolio will not be negatively impacted by recent or future market volatility or credit restrictions.

Our management team will have broad discretion over the use of the net proceeds from the sale of our common stock to Aspire Capital Fund, LLC.

On December 14, 2012, we entered into a Stock Purchase Agreement with Aspire Capital Fund, LLC, pursuant to which we may require Aspire Capital to purchase up to an additional 1,455,787 shares from time to time over the next two years at prices derived from the market prices on or near the date of each sale. However, such commitment is limited to $19.0 million of share purchases. During the first quarter of 2013, we sold 650,000 shares of our common stock under this arrangement in consideration of aggregated proceeds of $3.4 million. Our management will use its discretion to direct the net proceeds from the sale of those shares. We intend to use all of the net proceeds, together with cash on hand, for general corporate purposes. General corporate purposes may include working capital, capital expenditures, development costs, strategic investments or possible acquisitions. Our management’s judgments may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

The sale of our common stock to Aspire Capital may cause substantial dilution to our existing stockholders and the sale of the shares of common stock acquired by Aspire Capital could cause the price of our common stock to decline.

We have registered for sale the shares that we have already issued to Aspire Capital and an additional 1,455,787 shares that we may sell to Aspire Capital under the Stock Purchase Agreement. It is anticipated that shares registered will be sold by Aspire Capital over a period of up to approximately 24 months from January 2013. Under the Stock Purchase Agreement, we have the right, but not the obligation, to sell more than the 1,689,317 shares of common stock, if we obtain shareholder approval or an exception pursuant to the rules of the NASDAQ Global Market is obtained to issue more than 19.99%, to be in compliance with the applicable listing maintenance rules of the NASDAQ Global Market. As of March 15, 2013, the Company issued 650,000 shares of common stock in exchange for $3.4 million. We are not required or permitted to issue any shares of common stock under the Purchase Agreement if such issuance would breach our obligations under the rules or regulations of the NASDAQ Global Market. In addition, we must register under the Securities Act the sale by Aspire Capital of any additional shares we may elect to sell to Aspire Capital before we can put such additional shares to Aspire Capital under the Stock Purchase Agreement. Further, the number of shares ultimately offered for sale by Aspire Capital is dependent upon the number of shares we elect to sell to Aspire Capital under the Stock Purchase Agreement. Depending upon market liquidity at the time, sales of shares of our common stock under the Stock Purchase Agreement may cause the trading price of our common stock to decline.

In addition to the Initial Purchase Shares, Aspire Capital may ultimately purchase all, some or none of the remaining $19.0 million of common stock. Aspire Capital may sell all, some or none of our shares that it holds or comes to hold under the Purchase Agreement. Sales by Aspire Capital of shares acquired pursuant to the Purchase Agreement may result in dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock by Aspire Capital, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of sales of our shares to Aspire Capital, and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the SEC which is known as “incorporation by reference.”

Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements might include one or more of the following:

•                  anticipated results of financing activities;

•                  anticipated agreements with marketing partners;

•                  anticipated clinical trial timelines or results;

•                  anticipated research and product development results;

•                  projected regulatory timelines;

•                  descriptions of plans or objectives of management for future operations, products or services;

•                  forecasts of future economic performance; and

•                  descriptions or assumptions underlying or relating to any of the above items.

Please also see the discussion of risks and uncertainties under the heading “Risk Factors” beginning on page 11.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to Cyclacel or to any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

We may receive proceeds in connection with the exercise of the amended and restated warrant, if and when exercised by Kingsbridge. However, we cannot predict the timing or the amount of the exercise of this warrant. Any proceeds we may receive will be used by us for general corporate purposes, including capital expenditures, the advancement of our drug candidates in clinical trials, such as our “SEAMLESS” pivotal Phase 3 trial of oral sapacitabine, and to meet working capital needs. The amounts and timing of the expenditures will depend on numerous factors, such as the timing and progress of our clinical trials and research and development efforts, technological advances and the competitive environment for our drug candidates. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used, although we currently are not planning or negotiating any such transactions. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the exercise of the warrant by Kingsbridge. Accordingly, we will retain broad discretion over the use of these proceeds, if any.

PLAN OF DISTRIBUTION

The selling stockholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholder may use any one or more of the following methods when disposing of shares or interests therein:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale; and

•                  any other method permitted by applicable law.

The selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus. The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may, in turn, engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that, in turn, may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholder from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholder reserves the right to accept and, together with their agents, from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrant, by payment of cash, however, we will receive the exercise price of such securities.

The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholder who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF SECURITIES

Description of Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.001 par value per share. As of April 12, 2013, 10,831,779 shares of common stock were issued and outstanding. The following descriptions of our common stock and provisions of our amended and restated certificate of incorporation and amended and restated by-laws are only summaries, and we encourage you to review complete copies of these documents, which have been filed as exhibits to our periodic reports with the SEC.

Transfer Agent

Our transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is listed for quotation on The NASDAQ Global Market under the symbol “CYCC.”

Dividends, Voting Rights and Liquidation

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Delaware Law and Certain Charter and By-law Provisions

The provisions of (1) Delaware law, (2) our amended and restated certificate of incorporation, and (3) our amended and restated bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Statutory Business Combinations Provision. We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Classified Board of Directors; Removal of Directors for Cause. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is divided into three classes, each serving staggered three-year terms ending at the annual meeting of our stockholders. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause and only by the affirmative vote of 80% of our outstanding voting stock. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our amended and restated bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 45 days nor more than 75 days prior to the anniversary of the mailing date of the proxy statement for the previous year’s annual meeting. For a special meeting, the notice must generally be delivered by the later of 90 days prior to the special meeting or ten days following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the amended and restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders. Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors.

No Stockholder Action by Written Consent. Our amended and restated certificate of incorporation and amended and restated bylaws do not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

Super-Majority Stockholder Vote Required for Certain Actions. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of this prospectus entitled “Anti-Takeover Provisions” or to reduce the number of authorized shares of common stock or preferred stock. This 80% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, an 80% vote is also required for any amendment to, or repeal of, our amended and restated bylaws by the stockholders. Our amended and restated bylaws may be amended or repealed by a simple majority vote of the board of directors.

Outstanding Common Stock Purchase Agreement with Aspire Capital Fund

General

On December 14, 2012, we entered into a common stock purchase agreement (the “Purchase Agreement”) with Aspire Capital Fund, LLC (“Aspire Capital”). Upon execution of the Purchase Agreement, Aspire purchased 158,982 shares of common stock for an aggregate purchase price of $1.0 million based the closing price of our common stock December 13, 2012, the date upon which the business terms were agreed. Under the terms of the Purchase Agreement, Aspire has committed to purchase up to an additional 1,455,787 shares from time to time as directed by us over the next two years at prices derived from the market prices on or near the date of each sale. However, such commitment is limited to an additional $19.0 million of share purchases. In consideration for entering into the Purchase Agreement, concurrent with the execution of the Purchase Agreement, we issued 74,548 shares of our common stock to Aspire in lieu of a commitment fee. In addition, as of April 12, 2013, we issued approximately 650,000 shares of common stock, or an aggregate of $3.4 million to Aspire Capital under the Purchase Agreement.

Purchase of Shares under the Purchase Agreement

Under the Purchase Agreement, on any trading day selected by us on which the closing price of our common stock is not less than $1.00 per share, we may direct Aspire Capital to purchase up to 100,000 shares of our common stock per trading day so long as no sale pursuant to such Purchase Notice may exceed $500,000 per trading day. The Purchase Price of such shares is equal to the lesser of:

•                  the lowest sale price of our common stock on the purchase date; or

•                  the arithmetic average of the three lowest closing sale prices for our common stock during the twelve consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which we submit a Purchase Notice to Aspire Capital in an amount equal to 100,000 shares we also have the right to direct Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the Company’s common stock traded on The NASDAQ Capital Market on the next trading day, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold, which is equal to the greater of (a) 90% of the closing price on the NASDAQ Global Market on the business day immediately preceding the VWAP Purchase Date or (b) such higher price as set forth by the Company in the VWAP Purchase Notice. The VWAP Purchase Price of such shares is the lower of:

(a)         The closing sale price on the VWAP Purchase Date; or

(b)         96% of the volume-weighted average price for our common stock traded on the NASDAQ Global Market during normal trading hours:

•                  on the VWAP Purchase Date, if the aggregate shares traded on the NASDAQ Global Market have not exceeded the VWAP Purchase Share Volume Maximum; or

•                  the portion of the VWAP Purchase Date until such time as the sooner to occur of (i) the time at which the aggregate shares traded on the NASDAQ Global Market has exceeded the VWAP Purchase Share Volume Maximum or (ii) the time at which the sale price of the common stock falls below the VWAP Minimum Price Threshold.

The Purchase Price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the period(s) used to compute the Purchase Price. We may deliver multiple Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

Minimum Share Price

Under the Purchase Agreement, the Company and Aspire Capital may not effect any sales of shares of our common stock on any trading day that the closing sale price of our common stock is less than $1.00 per share.

Compliance with The NASDAQ Global Market Price

The Purchase Agreement provides that the number of shares that may be sold pursuant to the Purchase Agreement shall be limited to 1,689,317, or the Exchange Cap, which represents 19.99% of our outstanding shares as of December 14, 2012, unless shareholder approval or an exception pursuant to the rules of the NASDAQ Global Market is obtained to issue more than 19.99%, to be in compliance with the applicable listing maintenance rules of the NASDAQ Global Market. This limitation shall not apply if, at any time the Exchange Cap is reached and at all times thereafter, the average price paid for all shares issued and sold under the Purchase Agreement is equal to or greater than $6.29, the closing sale price of our common stock on December 14, 2012. We are not required or permitted to issue any shares of common stock under the Purchase Agreement if such issuance would breach our obligations under the rules or regulations of the NASDAQ Global Market. We currently do not intend to seek stockholder approval of the transactions contemplated by the Purchase Agreement.

Beneficial Ownership Limitation

Under the Purchase Agreement, the Company and Aspire Capital may not effect any sales of shares of our common stock if such shares proposed to be issued and sold, when aggregated with all other shares of our common stock beneficially owned by Aspire Capital and its affiliates, would result in the beneficial ownership by Aspire Capital and its affiliates of more than 19.99% of our then issued and outstanding shares of common stock.

Events of Default

Generally, Aspire Capital may terminate the Purchase Agreement upon the occurrence of any of the following events of default:

•                  the effectiveness of any registration statement that is required to be maintained effective pursuant to the terms of the Registration Rights Agreement between us and Aspire Capital lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Aspire Capital for sale of our shares of common stock, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of thirty business days in any 365-day period, which is not in connection with a post-effective amendment to any such registration statement; provided, however, that in connection with any post-effective amendment to such registration statement that is required to be declared effective by the SEC, such lapse or unavailability may continue for a period of no more than twenty consecutive business days, which such period shall be extended for an additional twenty business days if we receive a comment letter from the SEC in connection therewith;

•                  the suspension from trading or failure of our common stock to be listed on a Principal Market (as defined in the Purchase Agreement) for a period of three (3) consecutive business days;

•                  the delisting of our common stock from the NASDAQ Capital Market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NYSE Amex Equities or the OTCOB or OTCOX market places of the OTC markets;

•                  our transfer agent’s failure to issue to Aspire Capital shares of our common stock which Aspire Capital is entitled to receive under the Purchase Agreement within five business days after an applicable purchase date;

•                  any breach by us of the representations, warranties, covenants or other term or condition contained in the Purchase Agreement or any related agreements that would reasonably be expected to have a material adverse effect except, in the case of a breach of a covenant which is reasonably curable, only if such breach continues for a period of at least five business days;

•                  if at any time the issuance of shares of common stock upon the submission of a Purchase Notice or VWAP Purchase Notice under this Agreement would result in the issuance of an aggregate of number of shares of common stock that would exceed the number of shares of common stock that we may issue under this agreement without breaching our obligations under the rules or regulations of the NASDAQ Global Market;

•                  if we become insolvent or are generally unable to pay our debts as they become due; or

•                  any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Our Termination Rights

The Purchase Agreement may be terminated by us at any time, at our discretion, without any cost to us.

No Short-Selling or Hedging by Aspire Capital

Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging, which establishes a net short position with respect to our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

The Purchase Agreement does not limit the ability of Aspire Capital to sell any or all of the 1,689,317 shares registered in this offering. It is anticipated that shares registered in this offering will be sold over a period of up to approximately 24 months from the date of this prospectus. The sale by Aspire Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline or to be highly volatile. Sales to Aspire Capital by us pursuant to the Purchase Agreement also may result in dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of sales of our shares to Aspire Capital, and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

Amount of Potential Proceeds to be Received under the Purchase Agreement

In connection with entering into the Purchase Agreement, we authorized the sale to Aspire Capital of up to $20.0 million of shares of our common stock. However, we estimate that we will sell no more than 1,698,317 shares to Aspire Capital under the Purchase Agreement (exclusive of the Commitment Shares). Subject to any required approval by our board of directors, we have the right but not the obligation to issue more than the 1,698,317 shares to Aspire Capital under the Purchase Agreement. In the event we elect to issue more than 1,689,317 shares under the Purchase Agreement, we will be required to file a new registration statement and have it declared effective by the SEC. The number of shares ultimately offered for sale by Aspire Capital is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement.

Description of Preferred Stock

We have the authority to issue up to 5,000,000 shares of preferred stock. As of April 12, 2013, 420,862 shares of our preferred stock were outstanding (see “6% Convertible Exchangeable Preferred Stock” below). The description of preferred stock provisions set forth below is not complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and the certificate of designations relating to each series of preferred stock.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

•                  the title and stated value;

•                  the number of shares offered, the liquidation preference, if any, per share and the purchase price;

•                  the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

•                  whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•                  the procedures for any auction and remarketing, if any;

•                  the provisions for a sinking fund, if any;

•                  the provisions for redemption, if applicable;

•                  any listing of the preferred stock on any securities exchange or market;

•                  whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

•                  whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

•                  voting rights, if any, of the preferred stock;

•                  a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•                  the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Cyclacel; and

•                  any material limitations on issuance of any class or series of preferred stock ranking pari passu with or senior to the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of Cyclacel.

We have previously issued 2,990,000 shares of preferred stock in one series, designated as 6% Convertible Exchangeable Preferred Stock, of which 420,862 are currently outstanding.

Transfer Agent

Our transfer agent and registrar for our 6% Convertible Exchangeable Preferred Stock is American Stock Transfer & Trust Company, LLC.

Listing

Our 6% Convertible Exchangeable Preferred Stock is listed for quotation on The NASDAQ Global Market under the symbol “CYCCP.”

6% Convertible Exchangeable Preferred Stock

General

Our board of directors has designated 2,990,000 shares of the preferred stock that were issued as convertible preferred stock on November 3, 2004. The shares of convertible preferred stock are duly and validly issued, fully paid and non-assessable. These shares will not have any preemptive rights if we issue other series of preferred stock. The convertible preferred stock is not subject to any sinking fund. We have no obligation to retire the convertible preferred stock. The convertible preferred stock has a perpetual maturity and may remain outstanding indefinitely, subject to the holder’s right to convert the convertible preferred stock and our right to cause the conversion of the convertible preferred stock and exchange or redeem the convertible preferred stock at our option. Any convertible preferred stock converted, exchanged or redeemed or acquired by us will, upon cancellation, have the status of authorized but unissued shares of convertible preferred stock. We will be able to reissue these cancelled shares of convertible preferred stock.

Dividends

When and if declared by our board of directors out of the legally available funds, holders of the convertible preferred stock are entitled to receive cash dividends at an annual rate of 6% of the liquidation preference of the convertible preferred stock. Dividends are payable quarterly on the first day of February, May, August and November. If any dividends are not declared, they will accrue and be paid at such later date, if any, as determined by our board of directors. Dividends on the convertible preferred stock will be cumulative from the issue date. Dividends will be payable to holders of record as they appear on our stock books not more than 60 days nor less than 10 days preceding the payment dates, as fixed by our board of directors. If the convertible preferred stock is called for redemption on a redemption date between the dividend record date and the dividend payment date and the holder does not convert the convertible preferred stock (as described below), the holder shall receive the dividend payment together with all other accrued and unpaid dividends on the redemption date instead of receiving the dividend on the dividend date. Dividends payable on the convertible preferred stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

If we do not pay or set aside cumulative dividends in full on the convertible preferred stock and any other preferred stock ranking on the same basis as to dividends, all dividends declared upon shares of the convertible preferred stock and any other preferred stock ranking on the same basis as to dividends will be declared on a pro rata basis until all accrued dividends are paid in full. For these purposes, “pro rata” means that the amount of dividends declared per share on the convertible preferred stock and any other preferred stock ranking on the same basis as to dividends bear to each other will be the same ratio that accrued and unpaid dividends per share on the shares of the convertible preferred stock and such other preferred stock bear to each other. We will not be able to redeem, purchase or otherwise acquire any of our stock ranking on the same basis as the convertible preferred stock as to dividends or liquidation preferences unless we have paid or set aside full cumulative dividends, if any, accrued on all outstanding shares of convertible preferred stock.

Unless we have paid or set aside cumulative dividends in full on the convertible preferred stock and any other of the convertible preferred stock ranking on the same basis as to dividends:

•                        we may not declare or pay or set aside dividends on common stock or any other stock ranking junior to the convertible preferred stock as to dividends or liquidation preferences, excluding dividends or distributions of shares, options, warrants or rights to purchase common stock or other stock ranking junior to the convertible preferred stock as to dividends; or

•                        we will not be able to redeem, purchase or otherwise acquire any of our other stock ranking junior to the convertible preferred stock as to dividends or liquidation preferences, except in very limited circumstances.

Under Delaware law, we may only make dividends or distributions to our stockholders from:

•                        our surplus; or

•                        the net profits for the current fiscal year or the fiscal year before which the dividend or distribution is declared under certain circumstances.

As previously disclosed, our Board of Directors did not declare the quarterly cash dividend with respect to each of the four quarters of fiscal year 2009, the first, second and third quarters of fiscal year 2010, the second, third and fourth quarters of fiscal year 2011 and the first, second and third quarters of fiscal year 2012.  On January 11, 2013, our Board of Directors did declare a quarterly cash dividend in the amount of $0.15 per share on the Preferred Stock with respect to the fourth quarter of fiscal year 2012, which was paid on February 1, 2013 to the holders of record of the Preferred Stock as of the close business on January 22, 2013. In addition, on April 5, 2013, the Board of Directors declared a quarterly dividend payable on May 1, 2013 to the holders of record of the Preferred Stock as of the close of business on April 19, 2013. To the extent that any dividends payable on the Preferred Stock are not paid, such unpaid dividends are accrued. As the Company failed to pay in an aggregate amount equal to at least six quarterly dividends (whether or not consecutive) on the Preferred Stock, the size of the Company’s Board was increased by two members and the holders of the Preferred Stock, voting separately as a class, voted on May 24, 2011 and elected two directors to fill the vacancies created thereby, which directorships shall terminate when the Company pays all accrued but unpaid dividends.  As of April 12, 2013, approximately $800,000 of dividends remain unpaid.

Conversion

Conversion Rights

Holders of our convertible preferred stock may convert the convertible preferred stock at any time into a number of shares of common stock determined by dividing the $10 liquidation preference by the conversion price of $164.50, being the original conversion price of $2.35 as adjusted following two reverse stock splits, subject to adjustment as described below. This conversion price is equivalent to a conversion rate of approximately 0.06079 shares of common stock for each share of convertible preferred stock. We will not make any adjustment to the conversion price for accrued or unpaid dividends upon conversion. We will not issue fractional shares of common stock upon conversion. However, we will instead pay cash for each fractional share based upon the market price of the common stock on the last business day prior to the conversion date. If we call the convertible preferred stock for redemption, the holder’s right to convert the convertible preferred stock will expire at the close of business on the business day immediately preceding the date fixed for redemption, unless we fail to pay the redemption price.

Automatic Conversion

Unless we redeem or exchange the convertible preferred stock, we may elect to convert some or all of the convertible preferred stock into shares of our common stock if the closing price of our common stock has exceeded 150% of the conversion price for at least 20 out of 30 consecutive trading days ending within five trading days prior to the notice of automatic conversion. If we elect to convert less than all of the shares of convertible preferred stock, we shall select the shares to be converted by lot or pro rata or in some other equitable manner in our discretion. On or after November 3, 2007, we may not elect to automatically convert the convertible preferred stock if full cumulative dividends on the convertible preferred stock for all past dividend periods have not been paid or set aside for payment.

Conversion Price Adjustment — General

The conversion price of $164.50 will be adjusted if:

(1)                   we divide or distribute common stock on shares of our common stock;

(2)                     we subdivide or combine our common stock;

(3)                     we issue to all holders of common stock certain rights or warrants to purchase our common stock at less than the current market price;

(4)                     we divide or distribute to all holders of our common stock shares of our capital stock or evidences of indebtedness or assets, excluding:

•                                          those rights, warrants, dividends or distributions referred to in (1) or (3), or

•                                          dividends and distributions paid in cash;

(5)                     we made a dividend or distribution consisting of cash to all holders of common stock;

(6)                     we purchase common stock pursuant to a tender offer made by us or any of our subsidiaries; and

(7)                     a person other than us or any of our subsidiaries makes any payment on a tender offer or exchange offer and, as of the closing of the offer, the board of directors is not recommending rejection of the offer. We will only make this adjustment if the tender or exchange offer increases a person’s ownership to more than 25% of our outstanding common stock, and only if the payment per share of common stock exceeds the current market price of our common stock. We will not make this adjustment if the offering documents disclose our plan to engage in any consolidation, merger, or transfer of all or substantially all of our properties and if specified conditions are met.

If we implement a stockholder rights plan, this new rights plan must provide that, upon conversion of the existing convertible preferred stock the holders will receive, in addition to the common stock issuable upon such conversion, the rights under such rights plan regardless of whether the rights have separated from the common stock before the time of conversion. The distribution of rights or warrants pursuant to a stockholder rights plan will not result in an adjustment to the conversion price of the convertible preferred stock until a specified triggering event occurs.

The occurrence and magnitude of certain of the adjustments described above is dependent upon the current market price of our common stock. For these purposes, “current market price” generally means the lesser of:

•                        the closing sale price on certain specified dates, or

•                        the average of the closing prices of the common stock for the ten trading day period immediately prior to certain specified dates.

We may make a temporary reduction in the conversion price of the convertible preferred stock if our board of directors determines that this decrease would be in our best interest. We may, at our option, reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock or rights to acquire stock or from any event treated as such for income tax purposes.

Conversion Price Adjustment — Merger, Consolidation or Sale of Assets

If we are involved in a transaction in which shares of our common stock are converted into the right to receive other securities, cash or other property, or a sale or transfer of all or substantially all of our assets under which the holders of our common stock shall be entitled to receive other securities, cash or other property, then appropriate provision shall be made so that the shares of convertible preferred stock will convert into:

(1)                     if the transaction is a common stock fundamental change, as defined below, common stock of the kind received by holders of common stock as a result of common stock fundamental change in accordance with paragraph (1) below under the subsection entitled “— Fundamental Change Conversion Price Adjustments,” and

(2)                     if the transaction is not a common stock fundamental change, and subject to funds being legally available at conversion, the kind and amount of the securities, cash or other property that would have been receivable upon the recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of common stock issuable upon conversion of the convertible preferred stock immediately prior to the recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange, after giving effect to any adjustment in the conversion price in accordance with paragraph (2) below under the subsection entitled “— Fundamental Change Conversion Price Adjustments.”

The company formed by the consolidation, merger, asset acquisition or share acquisition shall provide for this right in its organizational document. This organizational document shall also provide for adjustments so that the organizational document shall be as nearly practicably equivalent to adjustments in this section for events occurring after the effective date of the organizational document.

The following types of transactions, among others, would be covered by this adjustment:

(1)                     we recapitalize or reclassify our common stock, except for

•                        a change in par value,

•                        a change from par value to no par value,

•                        a change from no par value to par value, or

•                        a subdivision or combination of our common stock.

(2)                     we consolidate or merge into any other person, or any merger of another person into us, except for a merger that does not result in a reclassification, conversion, exchange or cancellation of common stock,

(3)                     we sell, transfer or lease all or substantially all of our assets and holders of our common stock become entitled to receive other securities, cash or other property, or

(4)                     undertake any compulsory share exchange.

Fundamental Change Conversion Price Adjustments

If a fundamental change occurs, the conversion price will be adjusted as follows:

(1)                     in the case of a common stock fundamental change, the conversion price shall be the conversion price after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, multiplied by a fraction, the numerator of which is the purchaser stock price, as defined below, and the denominator of which is the applicable price, as defined below. However, in the event of a common stock fundamental change in which:

•                              100% of the value of the consideration received by a holder of our common stock is common stock of the successor, acquirer or other third party, and cash, if any, paid with respect to any fractional interests in such common stock resulting from such common stock fundamental change, and

•                                    All of our common stock shall have been exchanged for, converted into or acquired for, common stock of the successor, acquirer or other third party, and any cash with respect to fractional interests,

•                                    the conversion price shall be the conversion price in effect immediately prior to such common stock fundamental change multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of shares of common stock of the successor, acquirer or other third party received by a holder of one share of our common stock as a result of the common stock fundamental change; and

(2)                     in the case of a non-stock fundamental change, the conversion price shall be the lower of:

•                                    the conversion price after giving effect to any other prior adjustments effected pursuant to the preceding paragraph and

•                                    the product of

A.                                    the applicable price, and

B.                                    a fraction, the numerator of which is $10 and the denominator of which is (x) the amount of the redemption price for one share of convertible preferred stock if the redemption date were the date of the non-stock fundamental change (or if the date of such non-stock fundamental change falls within the period beginning on the first issue date of the convertible preferred stock through October 31, 2005, the twelve-month period commencing November 1, 2005 and the twelve-month period commencing November 1, 2006, the product of 106.0%, 105.4% or 104.8%, respectively, and $10) plus (y) any then-accrued and unpaid distributions on one share of convertible preferred stock.

Holders of convertible preferred stock may receive significantly different consideration upon conversion depending upon whether a fundamental change is a non-stock fundamental change or a common stock fundamental change. In the event of a non-stock fundamental change, the shares of convertible preferred stock will convert into stock and other securities or property or assets, including cash, determined by the number of shares of common stock receivable upon conversion at the conversion price as adjusted in accordance with (2) above. In the event of a common stock fundamental change, under certain circumstances, the holder of convertible preferred stock will receive different consideration depending on whether the holder converts his or her shares of convertible preferred stock on or after the common stock fundamental change.

Definitions for the Fundamental Change Adjustment Provision

“applicable price “ means:

•                        in a non-stock fundamental change in which the holders of common stock receive only cash, the amount of cash received by a holder of one share of common stock, and

•                        in in the event of any other fundamental change, the average of the daily closing price for one share of common stock during the 10 trading days immediately prior to the record date for the determination of the holders of common stock entitled to receive cash, securities, property or other assets in connection with the fundamental change or, if there is no such record date, prior to the date upon which the holders of common stock shall have the right to receive such cash, securities, property or other assets.

“common stock fundamental change “ means any fundamental change in which more than 50% of the value, as determined in good faith by our board of directors, of the consideration received by holders of our common stock consists of common stock that, for the 10 trading days immediately prior to such fundamental change, has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on The NASDAQ National Market, except that a fundamental change shall not be a common stock fundamental change unless either:

•                        we continue to exist after the occurrence of the fundamental change and the outstanding convertible preferred stock continues to exist as outstanding convertible preferred stock, or

•                        not later than the occurrence of the fundamental change, the outstanding convertible preferred stock is converted into or exchanged for shares of preferred stock, which preferred stock has rights, preferences and limitations substantially similar, but no less favorable, to those of the convertible preferred stock.

“fundamental change” means the occurrence of any transaction or event or series of transactions or events pursuant to which all or substantially all of our common stock shall be exchanged for, converted into, acquired for or shall constitute solely the right to receive cash, securities, property or other assets, whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise. However, for purposes of adjustment of the conversion price, in the case of any series of transactions or events, the fundamental change shall be deemed to have occurred when substantially all of the common stock shall have been exchanged for, converted into or acquired for, or shall constitute solely the right to receive, such cash, securities, property or other assets, but the adjustment shall be based upon the consideration that the holders of our common stock received in the transaction or event as a result of which more than 50% of our common stock shall have been exchanged for, converted into or acquired for, or shall constitute solely the right to receive, such cash, securities, property or other assets.

“non-stock fundamental change” means any fundamental change other than a common stock fundamental change.

“purchaser stock price” means the average of the daily closing price for one share of the common stock received by holders of the common stock in the common stock fundamental change during the 10 trading days immediately prior to the date fixed for the determination of the holders of the common stock entitled to receive such common stock or, if there is no such date, prior to the date upon which the holders of the common stock shall have the right to receive such common stock.

Liquidation Rights

In the event of our voluntary or involuntary dissolution, liquidation, or winding up, the holders of the convertible preferred stock shall receive a liquidation preference of $10 per share and all accrued and unpaid dividends through the distribution date. Holders of any class or series of preferred stock ranking on the same basis as your convertible preferred stock as to liquidation shall also be entitled to receive the full respective liquidation preferences and any accrued and unpaid dividends through the distribution date. Only after the preferred stock holders have received their liquidation preference and any accrued and unpaid dividends will we distribute assets to common stock holders or any of our other stock ranking junior to the shares of convertible preferred stock upon liquidation. If upon such dissolution, liquidation or winding up, we do not have enough assets to pay in full the amounts due on the convertible preferred stock and any other preferred stock ranking on the same basis with the convertible preferred stock as to liquidation, the holders of the convertible preferred stock and such other preferred stock will share ratably in any such distributions of our assets:

•                        first in proportion to the liquidation preferences until the preferences are paid in full, and

•                        then in proportion to the amounts of accrued but unpaid dividends.

After we pay any liquidation preference and accrued dividends, holders of the convertible preferred stock will not be entitled to participate any further in the distribution of our assets. The following events will not be deemed to be a dissolution, liquidation or winding up of Cyclacel:

•                  the sale of all or substantially all of the assets;

•                  our merger or consolidation into or with any other corporation; or

•                  our liquidation, dissolution, winding up or reorganization immediately followed by a reincorporation as another corporation.

Optional Redemption

We may redeem the convertible preferred stock, out of legally available funds, in whole or in part, at our option, at the redemption prices listed below. The redemption price for the period 12-month period beginning:  November 1, 2012 is $10.12; November 1, 2013 is $10.06; and $10.00 at November 1, 2014 and thereafter. In each case we will pay accrued and unpaid dividends to, but excluding, the redemption date. We are required to give notice of redemption not more than 60 and not less than 20 days before the redemption date.

If we redeem less than all of the shares of convertible preferred stock, we shall select the shares to be redeemed by lot or pro rata or in some other equitable manner in our sole discretion.

Exchange Provisions

We may exchange the convertible preferred stock in whole, but not in part, for debentures on any dividend payment date on or after November 1, 2005 at the rate of $10 principal amount of debentures for each outstanding share of convertible preferred stock. Debentures will be issuable in denominations of $1,000 and integral multiples of $1,000, as discussed in the section entitled “Description of Debentures” below. If the exchange results in an amount of debentures that is not an integral multiple of $1,000, we will pay in cash an amount in excess of the closest integral multiple of $1,000. We will mail written notice of our intention to exchange the convertible preferred stock to each  record holder not less than 30 nor more than 60 days prior to the exchange date.

We refer to the date fixed for exchange of the convertible preferred stock for debentures as the “exchange date.” On the exchange date, the holder’s rights as a stockholder of Cyclacel shall cease, the shares of convertible preferred stock will no longer be outstanding, and will only represent the right to receive the debentures and any accrued and unpaid dividends, without interest. We may not exercise our option to exchange the convertible preferred stock for the debentures if:

•                        full cumulative dividends on the convertible preferred stock to the exchange date have not been paid or set aside for payment, or

•                        an event of default under the indenture would occur on conversion, or has occurred and is continuing.

Voting Rights

Holders of our convertible preferred stock have no voting rights except as described below or as required by law. Shares of our convertible preferred stock held by us or any entity controlled by us will not have any voting rights.

If we have not paid dividends on the convertible preferred stock or on any outstanding shares of preferred stock ranking on the same basis as to dividends with the convertible preferred stock in an aggregate amount equal to at least six quarterly dividends whether or not consecutive, we will increase the size of our board of directors by two additional directors. So long as dividends remain due and unpaid, holders of the convertible preferred stock, voting separately as a class with holders of preferred stock ranking on the same basis as to dividends having like voting rights, will be entitled to elect two additional directors at any meeting of stockholders at which directors are to be elected. These directors will be appointed to classes on the board as determined by our board of directors. These voting rights will terminate when we have declared and either paid or set aside for payment all accrued and unpaid dividends. The terms of office of all directors so elected will terminate immediately upon the termination of these voting rights.

We have not declared dividends with respect to at least six quarters and, therefore, the holders of the preferred stock, voting separately as a class, are entitled to elect, and have elected, two directors.

Without the vote or consent of the holders of at least a majority of the shares of convertible preferred stock, we may not:

•                        adversely change the rights, preferences and limitations of the convertible preferred stock by modifying our certificate of incorporation or bylaws, or

•                        authorize, issue, reclassify any of our authorized stock into, increase the authorized amount of, or authorize or issue any convertible obligation or security or right to purchase, any class of stock that ranks senior to the convertible preferred stock as to dividends or distributions of assets upon liquidation, dissolution or winding up of the stock.

No class vote on the part of convertible preferred stock shall be required (except as otherwise required by law or resolution of our board of directors) in connection with the authorization, issuance or increase in the authorized amount of any shares of capital stock ranking junior to or on parity with the convertible preferred stock both as to the payment of dividends and as to distribution of assets upon our liquidation, dissolution or winding up, whether voluntary or involuntary, including our common stock and the convertible preferred stock.

In addition, without the vote or consent of the holders of at least a majority of the shares of convertible preferred stock we may not:

•                        enter into a share exchange that affects the convertible preferred stock,

•                        consolidate with or merge into another entity, or

•                        permit another entity to consolidate with or merge into us,

unless the convertible preferred stock remains outstanding and its rights, privileges and preferences are unaffected or it is converted into or exchanged for convertible preferred stock of the surviving entity having rights, preferences and limitations substantially similar, but no less favorable, to the convertible preferred stock.

In determining a majority under these voting provisions, holders of convertible preferred stock will vote together with holders of any other preferred stock that rank on parity as to dividends and that have like voting rights.

Description of Warrants

The following is a brief summary of the terms of our outstanding warrants.

•                        The April 2006 Warrants — On April 26, 2006, as part of a private placement, the Company sold warrants to purchase up to 367,347 shares of common stock at an exercise price of $49.00 per share of common stock, such warrants expiring at 5:00 p.m., Eastern Time, on April 26, 2013. As of April 12, 2013, there were 367,347 shares available for purchase under the April 2006 Warrants.

•                        The February 2007 Warrants — On February 16, 2007, as part of a “registered direct” offering of our units, we sold warrants to purchase up to an aggregate of 151,773 shares of common stock at an exercise price of $59.08 per share of common stock, such warrants expiring at 5:00 p.m., Eastern Time, on February 16, 2014. As of April 12, 2013, there were 151,773 shares available for purchase under the February 2007 Warrants.

•                        The July 2009 Warrants — On July 29, 2009, as part of a “registered direct” offering of our units, we sold warrants to purchase up to an aggregate of 98,893 shares of common stock at an exercise price of $7.00 per share of common stock, such warrants expiring at 5:00 p.m., Eastern Time, on July 29, 2014. As of April 12, 2013, warrants to purchase up to 98,893 shares of common stock remain outstanding. Unless otherwise specified in the applicable warrant, except upon at least 61 days’ prior notice from the holder to us, the holder will not have the right to exercise any portion of the warrant if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

•                        The January 13, 2010 Warrants — On January 13, 2010, as part of a “registered direct” offering of our units, we sold warrants to purchase up to an aggregate of 101,785 shares of common stock at an exercise price of $22.82 per share of common stock, such warrants expiring at 5:00 p.m., Eastern Time, on January 13, 2015. Unless otherwise specified in the applicable warrant, except upon at least 61 days’ prior notice from the holder to us, the holder will not have the right to exercise any portion of the warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. As of April 12, 2013, there were 101,785 shares available for purchase under the January 13, 2010 Warrants.

•                        The January 25, 2010 Warrants — On January 25, 2010, as part of a “registered direct” offering of our units, we sold warrants to purchase up to an aggregate of 100,714 shares of common stock at an exercise price of $19.95 per share of common stock, such warrants expiring at 5:00 p.m. Eastern Time, on January 25, 2015. Unless otherwise specified in the applicable warrant, except upon at least 61 days’ prior notice from the holder to us, the holder will not have the right to exercise any portion of the warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. As of April 1, 2011, there were 100,714 shares available for purchase under the January 25, 2010 Warrants. We refer to the February 2007 Warrants, July 2009 Warrants, January 13, 2010 and January 25, 2010 Warrants collectively as the Registered Direct Warrants.

•                        The Kingsbridge Warrant — On November 24, 2009, we issued to Kingsbridge Capital Limited, or Kingsbridge, an amended and restated warrant to purchase an aggregate of 25,000 shares of our common stock at an exercise price of $9.80 per share, such warrant expiring on June 10, 2013. The Kingsbridge Warrant may not be exercised to the extent that such exercise would cause the warrant holder to beneficially own (or be deemed to beneficially own) a number of shares of our common stock that would exceed 9.9% of our then outstanding shares of common stock following such exercise. As of April 12, 2013, there were 14,285 shares available for purchase under the Kingsbridge Warrant.

•                        The Warrants and the Option Warrants — On October 7, 2010, as part of a private placement, we sold warrants to purchase up to an aggregate of 594,513 shares of common stock at an exercise price of $13.44 per share of common stock, such warrants expiring at 5:00 p.m. Eastern Time, on October 7, 2015.   We refer to these warrants as the October 2010 Warrants.  On October 7, 2010, we also sold, as part of the private placement, options to purchase up to 594,513 shares of common stock and warrants to purchase up to an aggregate of 297,258 shares of common stock at an exercise price of $13.44 per share of common stock, such warrants expiring at 5:00 p.m. Eastern Time on the date that is five years from the date of issuance of such warrants (the “Option Warrant”).  None of the Option Warrants were purchased.  Unless otherwise specified in the October 2010 Warrant, except upon at least 61 days’ prior notice from the holder to us, the holder will not have the right to exercise any portion of such warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99%, 9.99% or 19.99% , as applicable, of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the October 2010 Warrants. As of April 12, 2013, there were 594,513 shares available for purchase under the October 2010 Warrants.

•                        July 2011 Warrants — On July 7, 2011, as part of an underwritten offering for an aggregate of 1,088,235 units, we sold warrants to purchase up to an aggregate of 544,117 shares of common stock, each warrant to purchase 0.5 shares of common stock at an exercise price of $9.52 per share, such warrants expiring at 5:00 p.m. Eastern Time on July 7, 2016.  We refer to these warrants as the July 2011 Warrants.  As of April 12, 2013, there were 544,117 shares available for purchase under the October 2010 Warrants.

Exercisability. The exercise price and number of shares of common stock issuable upon exercise of all of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

Exercise of Warrants. All of the warrants except the October 2010 Warrants may be exercised upon surrender of the warrant on or prior to the expiration date at the offices of the warrant agent, with the exercise form set forth in the warrant completed and executed as indicated, either accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised or, under certain circumstances, by means of a cashless exercise, as provided for in the warrant. Notwithstanding the foregoing, the holder will not be required to physically surrender the warrant unless and until the aggregate warrant shares represented by the warrant are exercised. The warrants and Option Warrants may be exercised in the same manner, except that such securities are exercisable by delivery of a written notice, with payment made within two trading days of the delivery of the notice of exercise.

Cashless Exercise. If, at any time during the exercisability period of any of the warrants, the holder is not permitted to sell shares of common stock issuable upon exercise of the relevant warrant pursuant to the registration statement or an exemption from registration is not available, and the fair market value of our common stock exceeds the exercise price of the warrants, the holder may elect to effect a cashless exercise of the warrants, in whole or in part, by surrendering the warrants to us, together with delivery to us of a duly executed exercise notice, and canceling a portion of the relevant warrant in payment of the purchase price payable in respect of the number of shares of our common stock purchased upon such exercise.

Buy-in Right. If we fail to issue shares of common stock to the holder of a warrant within three business days of our receipt of a duly executed exercise notice, then the holder or any third party on behalf of the holder may, for such holder’s account, purchase in an open market transaction or otherwise, shares of common stock to deliver in satisfaction of a sale by the holder of shares of common stock issuable upon such exercise that the holder anticipated receiving from us. At such holder’s request and in its discretion, either (i) pay cash to the holder in an amount equal to the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such shares of common stock) shall terminate, or (ii) promptly honor its obligation to deliver to the holder a certificate or certificates representing such shares and pay cash to the holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of common stock, times (B) the Closing Bid Price (as defined in such warrants) on the date of exercise.

Transferability. Subject to applicable laws and the restriction on transfer set forth in the relevant subscription agreement, none of the warrants may be transferred by the holder without our consent, such consent not to be unreasonably withheld or delayed, upon surrender of the warrants to us together with the appropriate instruments of transfer.

Exchange Listing. We do not plan on making an application to list any of the warrants on The NASDAQ Global Market, any national securities exchange or other nationally recognized trading system. The common stock underlying the warrants is listed on the NASDAQ Global Market.

Fundamental Transactions. In the event of any fundamental transaction, as described in the warrants, and generally including any merger with or into another entity (whether or not we are the surviving entity but excluding a migratory merger effected solely for the purpose of changing our jurisdiction of incorporation), sale of all or substantially all of our assets, tender offer or exchange offer, our consummation of a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) or reclassification of our common stock, then upon any subsequent exercise of a warrant, the holder shall have the right to receive, as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of Cyclacel, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, the holders of the warrants and the Option Warrants, in the event of a fundamental transaction (i) in which holders of common stock receive all cash or substantially all cash or (ii) with a person whose common stock or equivalent equity security is not quoted or listed on an eligible market, as defined in such warrant, and, in either case, at the request of the holder delivered within 30 days after consummation of the fundamental transaction, we (or our successor entity) must purchase such warrant from the holder by paying to the holder, within seven business days after such request (or, if later, on the effective date of the fundamental transaction), cash in an amount equal to the Black Scholes value, as defined in such warrant, of the remaining unexercised portion of such warrant or Option Warrant on the date of such fundamental transaction.  Fundamental transactions shall not include any transaction in which the Company is not a voluntary party thereto.

Waivers and Amendments. The provisions of each warrant may be amended and we may not take any action prohibited by such warrant, or omit to perform any act required to be performed pursuant to such warrant, only with the written consent of the holder of that warrant.

Rights as a Stockholder. The warrant holders do not have the rights or privileges of holders of common stock, including any voting rights, until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No Fractional Shares. No fractional shares will be issued upon exercise of any of the warrants. With respect to all warrants, except the October 2010 Warrants, we will pay to the holder thereof, in lieu of the issuance of any fractional share which is otherwise issuable to the warrant holder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date. With respect to the October 2010 Warrants, the number of shares of common stock to be issued will be rounded up to the nearest whole number.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law (the “Delaware Law”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Our amended and restated certificate of incorporation, as amended, provides for indemnification of officers, directors and other employees of our company to the fullest extent permitted by Delaware Law and that directors shall not be personally liable to our company or our stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director’s duty of loyalty to our company or our stockholders, (ii) acts and omissions that are not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived any improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been information that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on The NASDAQ Global Market, or NASDAQ, under the symbol “CYCC.” Our preferred stock currently trades on NASDAQ under the symbol “CYCCP.” The following table summarizes, for the periods indicated, the high and low sales prices for the common stock as reported by NASDAQ:

	High	Low
2012
Quarter ended March 31, 2012	$5.60	$3.36
Quarter ended June 30, 2012	$5.39	$2.73
Quarter ended September 30, 2012	$6.23	$3.08
Quarter ended December 31, 2012	$8.18	$4.30
2011
Quarter ended March 31, 2011	$11.13	$8.40
Quarter ended June 30, 2011	$12.88	$8.54
Quarter ended September 30, 2011	$8.96	$2.73
Quarter ended December 31, 2011	$6.16	$2.52

On April 12, 2013, we had approximately 85 registered holders of record of our common stock. On April 12, 2013, the closing sale price of our common stock as reported by NASDAQ was $5.13 per share.

Dividends

We have never declared any cash dividends with respect to our common stock. Future payment of dividends is within the discretion of our board of directors and will depend on our earnings, capital requirements, financial condition and other relevant factors. Although there are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock, we presently intend to retain future earnings, if any, for use in our business and have no present intention to pay cash dividends on our common stock.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York, will provide us with an opinion as to the legal matters in connection with the securities we are offering.

EXPERTS

The consolidated financial statements of Cyclacel Pharmaceuticals, Inc. at December 31, 2012, and for each of the two years in the period ended December 31, 2012 and for the period from August 13, 1996 (inception) to December 31, 2012 incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP (US), independent registered public accounting firm, as set forth in their report thereon incorporated by reference elsewhere herein which, as to the period from August 13, 1996 (inception) to December 31, 2012, are based in part on the report of Ernst & Young LLP (UK), independent registered public accounting firm. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The consolidated financial statements of Cyclacel Pharmaceuticals, Inc. for the year ended December 31, 2010 and the period from August 13, 1996 (inception) to December 31, 2010, appearing in Cyclacel Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012, have been audited by Ernst & Young LLP (UK), independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. These filings contain important information that does not appear in this prospectus. For further information about us, you may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

•                        Our Annual Report on Form 10-K for the year ended December 31, 2012 filed on April 1, 2013;

•                        Our  Current Reports on Form 8-K filed on January 17, 2013, February 1, 2013 and March 13, 2013, March 27, 2013, March 28, 2013, April 4, 2013 and April 8, 2013;

•                        Our definitive Proxy Statement relating to our 2013 annual meeting of stockholders filed on April 3, 2013;

•                        The description of our common stock contained in our Registration Statement on Form 8-A, filed on March 8, 2004 (File No. 000-50626), which incorporates by reference the description of the shares of our common stock contained in our Registration Statement on Form S-1 (File No. 333-109653) filed on December 22, 2003 and declared effective by the SEC on March 17, 2004, and any amendment or reports filed with the SEC for purposes of updating such description; and

•                        The description of our preferred stock contained in our Registration Statement on Form 8-A, filed on October 27, 2004 (File No. 000-50626), which incorporates by reference the description of the shares of our preferred stock contained in our Registration Statement on Form S-1 (File No. 333-119585) filed on October 7, 2004 and declared effective by the SEC on November 1, 2004, and any amendment or reports filed with the SEC for purposes of updating such description.

You may request, orally or in writing, a copy of these filings, which will be provided to you at no cost, by writing or calling us at: 200 Connell Drive, Suite 1500, Berkeley Heights, NJ 07922, telephone (908) 517-7330. Information about us is also available at our website at http://www.cyclacel.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference into this prospectus.

To the extent that any statements contained in a document incorporated by reference are modified or superseded by any statements contained in this prospectus, such statements shall not be deemed incorporated in this prospectus except as so modified or superseded.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and prior to the termination of this offering are incorporated by reference and become a part of this prospectus from the date such documents are filed. Any statement contained in this prospectus or in a document incorporated by reference is modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequent filed document modifies or supersedes such statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the Securities and Exchange Registration Fee.

Securities and Exchange Commission Registration Fee*	$—
Legal Fees and Expenses	5,000
Accounting Fees and Expenses	5,000
Miscellaneous Fees and Expenses	7,500
Total	$17,500

* Previously paid.

Item 15.                    Indemnification of Directors and Officers

Our amended and restated certificate of incorporation, as amended, and amended and restated bylaws, as amended, provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of Cyclacel Pharmaceuticals, Inc. or is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, our amended and restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•                        From any breach of the director’s duty of loyalty to us or our stockholders;

•                        From acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                        Under Section 174 of the Delaware General Corporation Law; and

•                        From any transaction from which the director derived an improper personal benefit.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers. In addition, we expect to enter into indemnification agreements with each of our directors and executive officers prior to completion of the offering.

The Company has entered into indemnification agreements with each of its directors and executive officers. Pursuant to the indemnification agreements, the Company agrees to hold harmless and indemnify its directors and executive officers to the fullest extent authorized or permitted by the provisions of the Company’s amended and restated certificate of incorporation, amended and restated by-laws and the DGCL, including for any amounts that such director or officer becomes obligated to pay because of any claim to which such director or officer is made or threatened to be made a party, witness or participant, by reason of such director’s or officer’s service as a director, officer, employee or other agent of the Company.

There are certain exceptions from the Company’s obligation to indemnify its directors and executive officers pursuant to the indemnification agreements, including for “short-swing” profit claims under Section 16(b) of the Exchange Act losses that are as a result of conduct that is established by a final judgment as knowingly fraudulent or deliberately dishonest or that constituted willful misconduct, or that constituted a breach of the duty of loyalty to the Company or resulted in any improper personal profit or advantage, where payment is actually made to a director or officer under an insurance policy, indemnity clause, bylaw or agreement, except in respect of any excess beyond payment under such insurance, clause, bylaw or agreement, for indemnification which is not lawful, or in connection with any proceeding initiated by such director or officer, or any proceeding against the Company or its directors, officers, employees or other agents, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of the Company, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the DGCL, or (iv) the proceeding is initiated to enforce a claim for indemnification pursuant to the indemnification agreement.

All agreements and obligations of the Company contained in the indemnification agreements shall continue during the period when the director or officer who is a party to an indemnification agreement is a director, officer, employee or other agent of the Company (or is or is serving at the request of the Company as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and shall continue thereafter so long as such director or officer shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative. In addition, the indemnification agreements provide for partial indemnification and advance of expenses.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

None.

Item 16.                    Exhibits

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

Item 17.                    Undertakings

(a)             The undersigned registrant hereby undertakes:

(1)                     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)               That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)               That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)                   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)                      Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)               That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)             The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)            Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)               To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(b)               The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                 The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d)               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized in the city of Berkley Heights, State of New Jersey, on April 15, 2013.

CYCLACEL PHARMACEUTICALS, INC.

By:	/s/ Paul McBarron
Paul McBarron
Chief Operating Officer, Chief Financial Officer, and Executive Vice President, Finance

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Spiro Rombotis	President & Chief Executive Officer	April 15, 2013
Spiro Rombotis	(Principal Executive Officer) and Director

/s/ Paul McBarron	Chief Operating Officer, Chief Financial Officer	April 15, 2013
Paul McBarron	& Executive Vice President, Finance (Principal Financial and Accounting Officer) and Director

/s/ Dr. David U’Prichard	Chairman	April 15, 2013
Dr. David U’Prichard

/s/ Dr. Christopher Henney	Vice Chairman	April 15, 2013
Dr. Christopher Henney

/s/Dr. Nicholas Bacopoulos	Director	April 15, 2013
Dr. Nicholas Bacopoulos

/s/ Sir John Banham	Director	April 15, 2013
Sir John Banham

/s/ Lloyd Sems	Director	April 15, 2013
Lloyd Sems

/s/ Gregory Hradsky	Director	April 15, 2013
Gregory Hradsky

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

1.1

Placement Agent Agreement, dated July 23, 2009, by and between the Company and Lazard Capital Markets LLC (previously filed as Exhibit 1.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on July 24, 2009, and incorporated herein by reference).

1.2

Placement Agent Agreement, dated January 11, 2010, by and between the Company and ROTH Capital Partners, LLC (previously filed as Exhibit 1.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on January 11, 2010, and incorporated herein by reference).

1.3

Placement Agent Agreement, dated January 21, 2010, by and between the Company and ROTH Capital Partners, LLC (previously filed as Exhibit 1.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on January 21, 2010, and incorporated herein by reference).

1.4

Underwriting Agreement, dated as of June 30, 2011, by and among the Company, Leerink Swan LLC and Lazard Capital Markets LLC (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on July 1, 2011, and incorporated herein by this reference).

3.1

Amended and Restated Certificate of Incorporation of Cyclacel Pharmaceuticals, Inc. (Previously filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012, originally filed with the SEC on April 1, 2013 and incorporated herein by reference).

3.2

Amended and Restated Bylaws of Cyclacel Pharmaceuticals, Inc. (Previously filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K, File No. 000-50626, originally filed with the SEC on March 31, 2011 and incorporated herein by reference).

3.3

Preferred Stock Certificate of Designations (previously filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on November 5, 2004, and incorporated herein by reference).

4.1

Specimen of Common Stock Certificate (previously filed as Exhibit 4.1 to Registrant’s Registration Statement on Form S-1, File No. 333-109653, originally filed with the SEC on October 10, 2003, as subsequently amended, and incorporated herein by reference).

4.2

Specimen of Preferred Stock Certificate of Designation (previously filed as Exhibit 3.2 to Registrant’s Registration Statement on Form S-1, File No. 333-119585, originally filed with the SEC on October 7, 2004, as subsequently amended, and incorporated herein by reference).

4.3

Form of Warrant to purchase shares of Cyclacel Pharmaceuticals, Inc. Common Stock (previously filed as Exhibit 99.3 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on April 28, 2006, and incorporated herein by reference).

4.4

Form of Warrant to purchase shares of Cyclacel Pharmaceuticals, Inc. Common Stock (previously filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on February 15, 2007, and incorporated herein by reference).

4.5

Form of Warrant to purchase shares of Cyclacel Pharmaceuticals, Inc. Common Stock, dated December 10, 2007, issued to Kingsbridge Capital Limited (previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on December 11, 2007, and incorporated herein by reference).

4.6

Form of Warrant to purchase shares of Cyclacel Pharmaceuticals, Inc. Common Stock (previously filed as Exhibit 4.1the Registrant’s Current Report on Form 8-K, originally filed with the SEC on October 4, 2010, and incorporated herein by reference).

4.7

Amended and Restated Warrant to purchase Common Stock, dated as of November 24, 2009, issued by the Company to Kingsbridge Capital Limited. (previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on November 25, 2009, and incorporated herein by reference).

4.8

Form of Series I Warrant to purchase shares of Cyclacel Pharmaceuticals, Inc. Common Stock (previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on July 24, 2009, and incorporated herein by reference).

4.9

Form of Series II Warrant to purchase shares of Cyclacel Pharmaceuticals, Inc. Common Stock (previously filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on July 24, 2009, and incorporated herein by reference).

4.10

Form of Warrant to purchase shares of Cyclacel Pharmaceuticals, Inc. Common Stock (previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on January 11, 2010, and incorporated herein by reference).

4.11

Form of Warrant to purchase shares of Cyclacel Pharmaceuticals, Inc. Common Stock (previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on January 21, 2010, and incorporated herein by reference).

4.12

Form of Warrant to purchase shares of Cyclacel Pharmaceuticals, Inc. Common Stock (previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on July 1, 2011, and incorporated herein by reference).

4.13

Registration Rights Agreement, dated as of December 14, 2012, by and between the Company and Aspire Capital Fund, LLC (previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on December 17, 2012, and incorporated herein by reference).

5.1

Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding the legality of the securities being registered (incorporated by reference to the Registration Statement on Form S-1 (as amended), File No. 333-167470).

10.1

Stock Purchase Agreement, dated December 15, 2005, between Xcyte Therapies, Inc., and Cyclacel Group plc (previously filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on December 20, 2005, and incorporated herein by reference).

10.2

Amendment No. 1 to the Stock Purchase Agreement, dated January 13, 2006, between Xcyte Therapies Inc., and Cyclacel Group plc (previously filed as exhibit 2.1 to the Registrant’s current report on Form 8-K filed with the Commission on January 19, 2006, and incorporated herein by reference).

10.3

Form of Securities Purchase Agreement, dated April 26, 2006 (previously filed as Exhibit 99.2 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on April 28, 2006, and incorporated herein by reference).

10.4

Form of Subscription Agreement, dated February 13, 2007, by and between Cyclacel Pharmaceuticals, Inc. and certain purchasers (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on February 15, 2007, and incorporated herein by reference).

10.5

Form of Placement Agent Agreement, dated February 13, 2007, by and among Cyclacel Pharmaceuticals, Inc., Lazard Capital Markets LLC, Needham & Company, LLC and ThinkEquity Partners LLC (previously filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on February 15, 2007, and incorporated herein by reference).

10.6

Asset Purchase Agreement by and among ALIGN Pharmaceuticals, LLC, ALIGN Holdings, LLC and Achilles Acquisition, LLC, dated October 5, 2007 (previously filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, for the quarterly period ended September 30, 2007, originally filed with the SEC on November 7, 2007, and incorporated herein by reference).

10.7

Common Stock Purchase Agreement, dated December 10, 2007, by and between Cyclacel Pharmaceuticals, Inc. and Kingsbridge Capital Limited (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on December 11, 2007, and incorporated herein by reference).

10.8

Registration Rights Agreement, dated December 10, 2007, by and between Cyclacel Pharmaceuticals, Inc. and Kingsbridge Capital Limited (previously filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on December 11, 2007, and incorporated herein by reference).

10.9†

Amended and Restated Equity Incentive Plan (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on May 24, 2012, and incorporated herein by reference).

10.10†

Employment Agreement by and between Cyclacel Pharmaceuticals, Inc. and Spiro Rombotis, dated as of January 1, 2011 (previously filed as Exhibit 10.13 to the Registrant’s Annual Report on Form 10-K, File No. 000-50626, originally filed with the SEC on March 31, 2011 and incorporated herein by reference).

10.11†

Employment Agreement by and between Cyclacel Pharmaceuticals, Inc. and Paul McBarron, dated as of January 1, 2011 (previously filed as Exhibit 10.14 to the Registrant’s Annual Report on Form 10-K, File No. 000-50626, originally filed with the SEC on March 31, 2011 and incorporated herein by reference).

10.12†

Form of Change in Control Agreement by and between Cyclacel Pharmaceuticals, Inc. and Dr. Judy Chiao, dated as of December 10, 2010 (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on December 14, 2010, and incorporated herein by reference).

10.13

Amendment No. 1 to Common Stock Purchase Agreement, dated as of November 24, 2009, by and between the Company and Kingsbridge Capital Limited (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on November 25, 2009, and incorporated herein by reference).

10.14

Form of Subscription Agreement between the Company and certain investors (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on July 24, 2009, and incorporated herein by reference).

10.15

Form of Subscription Agreement between the Company and certain investors (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on January 11, 2010, and incorporated herein by reference).

10.16

Form of Subscription Agreement between the Company and certain investors (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on January 21, 2010, and incorporated herein by reference).

10.17

Purchase Agreement, dated as of October 4, 2010, by and between Cyclacel Pharmaceuticals, Inc. and each Investor named therein (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on October 5, 2010, and incorporated herein by reference).

10.18

Form of Registration Rights Agreement by and among the Company and the Investors named therein (previously filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on October 5, 2010, and incorporated herein by reference).

10.19

Agreement between the Company and Scottish Enterprise dated March 27, 2006 (previously filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 2009, originally filed with the SEC on August 13, 2009, and incorporated herein by reference).

10.20

Addendum to Agreement between the Company and Scottish Enterprise dated June 22, 2009 (previously filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 2009, originally filed with the SEC on August 13, 2009, and incorporated herein by reference).

10.21#

License Agreement by and between Sankyo Co., Ltd. and Cyclacel Limited, dated September 10, 2003, and letter amendments dated April 1, 2004 and April 28, 2004 (previously filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 2011, originally filed with the SEC on August 12, 2011, and incorporated herein by reference).

10.22#

Amendment No. 4 to License Agreement between Daiichi Sankyo Company, Limited and Cyclacel Limited, dated July 11, 2011(previously filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 2011, originally filed with the SEC on August 12, 2011, and incorporated herein by reference).

10.23#

Purchase Agreement, dated as of March 22, 2012, by and among the Company and the investors signatory thereto (previously filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 2012, originally filed with the SEC on May 15, 2012, and incorporated herein by reference).

10.24

Common Stock Purchase Agreement, dated as of December 14, 2012 by and between the Company and Aspire Capital Fund, LLC (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on December 17, 2012, and incorporated herein by reference).

21	Subsidiaries of Cyclacel Pharmaceuticals, Inc.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Independent Registered Public Accounting Firm

23.3	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to the Registration Statement on Form S-1 (as amended), File No. 333-167470).

†	Indicates management compensatory plan, contract or arrangement.

#

Confidential treatment has been granted with respect to certain portions of this exhibit, which portions have been omitted and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities and Exchange Act of 1934, as amended.

*	Filed herewith.

**	Furnished herewith.